PRELIMINARY OFFERING CIRCULAR DATED JULY 13, 2017

DENIM.LA, INC.

8899 BEVERLY BLVD., SUITE 600

WEST HOLLYWOOD, CA 90069

www.dstldjeans.com

UP TO 20,000,000 SHARES OF SERIES A-2 PREFERRED STOCK

AND UP TO 20,000,000 SHARES OF COMMON STOCK INTO WHICH THE SERIES A-2 PREFERRED STOCK MAY CONVERT*

* The Series A-2 Preferred Stock is convertible into Common Stock either at the discretion of the investor or automatically upon effectiveness of registration of the securities in an Initial Public Offering. The total number of shares of the Common Stock into which the Series A-2 Preferred may be converted will be determined by dividing the Original Issuer Price per share by the conversion price per share. See “Securities Being Offered” at Page 35 for additional details.

Series A-2 Preferred Stock	Price to the Public	Total Number of Shares Being Offered	**Proceeds to Issuer Before Expenses, Discounts, and Commissions
Total Minimum:	$0.50	400,000	$200,000
Total Maximum:	$0.50	20,000,000	$10,000,000

** The company has engaged SI Securities LLC to serve as its sole and exclusive placement agent to assist in the placement of its securities. See “Plan of Distribution and Selling Security Holders” on page 44 for details regarding the compensation payable to placement agents in connection with this offering.

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The company expects that the amount of expenses, other than commissions, of the offering that it will pay will be approximately $80,000, not including state filing fees.

The company has engaged The Bryn Mawr Trust Company of Delaware as an escrow agent (the “Escrow Agent”) to hold funds tendered by investors, and assuming we sell a minimum of $200,000 in shares, may hold a series of closings at which we receive the funds from the escrow agent and issue the shares to investors. The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. In the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. The company may undertake one or more closings on a rolling basis once the minimum offering amount is sold. After each closing, funds tendered by investors will be available to the company.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 7.

Sales of these securities will commence on approximately [date].

The company is following the “Offering Circular” format of disclosure under Regulation A.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. WE MAY ELECT TO SATISFY OUR OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF OUR SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

SUMMARY OF THE OFFERING

Overview

DSTLD (dis’til’d) is a modern lifestyle brand that strips away excess and impurities to present premium denim and ready-to-wear essentials without retail markup.

Our three brand tenets are:

LUXURY QUALITY

We craft the DSTLD line with upper echelon fabrics and finishes, premier caliber construction, and fit.

INDUSTRY-LEADING PRODUCERS

We work with some of the most sought-after factories and laundries in the industry – the same facilities producing for leading luxury apparel brands.

NO RETAIL MARKUP

We sidestep the middleman and sell our products ourselves, allowing us to offer top-tier quality without the standard 3-8 times retail markup.

We offer fashion essentials with premium brand quality at fast fashion prices. Our products include staples such as jeans, jackets, t-shirts and hoodies, in essential designs and a color palette of black, grey, white and denim.

We launched the DSTLD brand in June 2014 and have scaled rapidly:

●	Cumulative customer base of over 50,000 as of May 2017
●	Sales of $623,993 for November 2016
●	102% YoY growth through May 2017 (non-GAAP measurement of gross sales)
●	32% repeat customer rate

Growth Metrics

Since we launched DSTLD in 2014 through May 31, 2017, we have had 50,000 customers ordering over 130,000 different items.

Fourth quarter 2016 sales reached $1,427,378, with a monthly sales record of $623,993 in November 2016.

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Gross Transaction Volume (“GTV”) represents the total dollar volume transacted by users on the DSTLD platform. GTV is a non-GAAP measurement, which differs from the presentation of revenues in the financial statements in that GTV is recorded at the time a user completes a transaction on DSTLD and does not account for returns or discounts. This is in contrast to the GAAP measurement of net revenues that are recognized when the product is shipped and accounts for returns and discounts. As such, these GTV figures are not representative of actual revenues or cash flow.

We have seen the following growth in DSTLD GTV from the fourth quarter 2014 to the fourth quarter 2016:

2014 Q4 Gross Transaction Volume: $299,155.87

2015 Q1 Gross Transaction Volume: $359,346.29

2015 Q2 Gross Transaction Volume: $556,815.58

2015 Q3 Gross Transaction Volume: $693,542,03

2015 Q4 Gross Transaction Volume: $736,954.68

2016 Q1 Gross Transaction Volume: $479,398.39

2016 Q2 Gross Transaction Volume: $581,108.89

2016 Q3 Gross Transaction Volume: $791,666.00

2016 Q4 Gross Transaction Volume: $1,427,378.00

98% of our sales were directly through the DSTLD website with 2% from other channels including Spring App (a mobile marketplace app), international wholesale, and other third-party sellers.

Our Current Products

Currently, the DSTLD product assortment includes jeans, shorts, tees and tanks, sweatshirts, belts, and sunglasses. We produce our products at high-end factories producing for other leading premium denim and contemporary brands, and offer them at competitive pricing.

Our premium denim starts at $65; similar quality brands produced at the same factories wholesale for approximately $65 and retail for over $180. Our prices are in line with those of Zara, which is one of the largest clothing retailers, which suggests that our pricing is accessible to a large market.

Our Plans for DSTLD Products

Although we have focused primarily on denim and simple knits (tees and tanks) to date, we aspire to offer a full line of apparel and lifestyle products. We believe in a highly focused approach on fashion ‘essentials’ that have multi-year product lifecycles that allow us to iterate on product quality while keeping prices affordable and building long-term relationships with leading suppliers.

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We continue to roll out and test new products including jackets, button-down shirts, blazers, bags, sweaters, socks, underwear, shoes, and other product categories that allow customers to purchase their full wardrobe through DSTLD.

Our Differentiated Approach

‘Distilled’ Collection. Our focus is to produce a range of luxe essentials for the creative class that lives and works in denim. By distilling down our focus, we want to offer only core essentials in a monochromatic color scheme, by producing a range of non-seasonal apparel and accessories that are classic in design and never go out of style.

Contemporary quality and brand positioning, fast fashion pricing. Fashion retail is broken. Our goal is to fix the fashion industry by allowing the general population to have access to high quality product without waiting for the leftovers to go on sale. We plan to offer the same quality product as contemporary brands such as Theory, Vince, Rag & Bone, and All Saints, but priced closely to fast fashion brands such as Zara, H&M, and Topshop.

What We Believe Sets Us Apart

Digitally Competent. Our store is built on a custom Ruby on Rails platform with Spree (Ruby Gem) backend. Our website can be accessed via desktop, tablet or smartphone. We have acquired the majority of our customers via performance marketing and have acquired over 20,000 customers at a competitive and scalable price. Digital advertising channels, such as Facebook, allow us to track cost of acquiring a new customer and how much that customer spends over time.

Collaborative Design. User surveys to help influence design; we do small test orders to gauge product demand before large commitments; the company currently plans to develop ‘design lab’ for top customers to help identify new products, iterate on existing core products, and A/B test pricing.

Real-time data and just in time supply chain. All data is managed in real time through dashboard that integrate sales data, warehouse data from our 3PL, and site data from Analytics. Demand forecasting is paired with monthly or bi monthly deliveries from suppliers; keep weeks on hand low; show weeks on hand data; essentials collection approach allows for suppliers to build production efficiencies in replenishment programs and in some cases stock goods allowing for fast response to influxes in demand. In the future the company anticipates that suppliers can be given access to sales dashboards and automatically generate purchase orders on core products, within a predefined contract.

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Our Growth Strategy

Continue to launch products. We intend to launch core products across multiple categories in order to drive up average order value and increase repeat customer rate. Categories include jeans, shorts, tee shirts, shirts, belts, leather accessories, bags, headwear, footwear, and outerwear.

Digital Marketing. We will continue to invest in proven digital consumer acquisition strategies, including Facebook, Instagram, display and retargeting while continuing to test emerging channels like Snapchat and Twitter.

Celebrity Product Placement. We intend to utilize public relations channels to ensure that our product is being seen on the most popular celebrity influencers, which will provide additional exposure and style validation for our entire product range.

Increased Global Distribution. By growing our paid acquisition channels and offering competitive pricing and shipping costs, we intend to grow beyond our home market into new countries in Europe, Asia, and Oceania.

Grow Retail Presence. Part of your growth model includes adding multiple retail locations in large metropolitan areas across the United States in high traffic areas. These will primarily “try-on” or “guideshops” which will allow customers to view and try on our products. Orders will be placed at the store, but will ship to the customer within 1-2 business days.

Industry Background and Trends

E-Commerce for Clothing. With retail e-commerce revenue from apparel and accessories expected to reach 86 billion U.S. dollars in 2018, the industry appears to show no signs of slowing down. Many of the largest names in apparel and accessories retail offer online shopping to their consumers. In 2013, the market share of leading apparel e-retailers in the U.S. were measured, and subsequently ranked. Gap Inc. Direct, which was founded in 1969, came first with a market share of 7.27 percent. In comparison Footlocker, the sportswear and footwear retailer, held a 2.35 percent share of the market. Despite the large e-commerce revenue figure for apparel and accessories, the share of apparel and accessories sales in total U.S. e-retail sales from 2013 to 2018 reveals little indication of growth. In 2013, apparel and accessories sales accounted for 17 percent of total retail e-commerce sales in the U.S. By 2018, the share is only expected to grow half a percent to reach 17.5 percent. (Source: eMarketer).

Normcore Fashion. Normcore wearers are people who do not wish to distinguish themselves from others by their clothing. This is not to mean that they are unfashionable people who wear whatever comes to hand, but that they consciously choose clothes that are undistinguished – except, frequently, for a highly visible label to impart prestige. (Source: Wikipedia, last accessed June 22, 2017).

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Disintermediated Retail. Consumers are becoming increasingly familiar with the retail disintermediation story, where products are sold direct to consumers without retail markup. Brands such as Dollar Shave Club, Warby Parker, and Everlane have been educating customers on this concept, which leads customers to seek out other brands that are offering high quality products at lower prices through a similar model. In an article titled “The New Trend that is Going to Change the Way You Shop” dated April 25, 2015, The Zoe Report said “We’ll always have a soft spot for traditional retail (a visit to Barneys is never a bad idea), but in terms of saving money and time, your TZR editors are all aboard the direct-to-consumer trend. By eliminating the middlemen, online-only brands like Everlane, The Arrivals and StyleSaint avoid unnecessary price markups to give you chic, quality pieces at a modest cost. Consider their added perks from social consciousness to no-fuss return policies and speedy delivery—translation: no more stressful shopping trips to the mall!—and you’ll be sold on the strategy.”

Selected Risks Associated with the Business

Our company and our business are subject to a number of risks, which are set out in more detail in “Risk Factors.” Risks include the following:

●	Our auditor has issued a “going concern” opinion.
●	We are a new entrant to the clothing industry.
●	Our results of operations are subject to variable influences and intense competition.
●	New competitors may enter the market.
●	We may not be able to successfully implement growth.
●	We may not be able to respond to changing fashion trends.
●	We are subject to seasonal buying patterns.
●	If we cannot raise sufficient funds, we will not succeed.
●	We depend on a small management team.
●	There is no current market for any shares of the company's stock.

The Offering

Securities offered

Minimum of 400,000 shares of Series A-2 Preferred Stock and 400,000 shares of Common Stock into which they may convert.

Maximum of 20,000,000 shares of Series A-2 Preferred Stock and 20,000,000 shares of Common Stock into which they may convert.

Common Stock outstanding before the offering	10,377,615 shares

Preferred Stock outstanding before the offering	26,363,383 shares

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Preferred Stock outstanding after the offering (assuming a fully subscribed offering)	46,363,383 shares (see “Dilution” for more information on conversion of outstanding convertible notes)

Common Stock outstanding after the offering (assuming a fully subscribed offering in which all holders of Series A-2 Preferred Stock convert to Common Stock)	56,740,998 shares

Use of proceeds	The proceeds of this offering will be used for marketing, personnel, and product buys.

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RISK FACTORS

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently more risky than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

The company’s auditor has issued a going concern opinion.

Our auditor has issued a “going concern” opinion on the company’s financial statements. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $1,395,579 and $789,052 as of December 31, 2016 and 2015, respectively.

We are a new entrant to the clothing industry.

We first organized as a company in September 2012 (as Denim.LA, LLC). As such, we are a new entrant to the clothing industry and do not have the same brand awareness and customer base as other players in the market space.

Our results of operations are subject to variable influences and intense competition.

Our company is sensitive to changes to in consumer spending patterns, consumer preferences, and overall economic conditions. We are also subject to fashion trends affecting the desirability of our products. In addition to competing with other direct-to-consumer clothing and apparel companies, we face competition from a broad range of retailers, many of which have greater financial resources than we do.

New competitors may enter the market.

We operate in an established market space that regularly sees the entrance of new competitors. New competitors may copy our business model and provide an expanded range of products at a lower cost, targeting the same customer base, which may force us to cut prices and decrease our margins.

Competitors may be able to call on more resources than us.

While we believe that the company is unique, there may be other ways to deliver luxury denim and clothing products without the use of middlemen and retail establishments. Additionally, competitors may replicate our business ideas and produce directly competing products. These competitors may be better capitalized than we are, which would give them a significant advantage. This would particularly be the case if a major clothing manufacturer or retailer were to enter the market.

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We may not be able to respond to changing fashion trends.

Our company is sensitive to changes in consumer preference, fashion trends, and the fashion business environment. If we are unable to respond to changes in the business environment and fashion trends it may result in our brands no longer being accepted in the marketplace.

We are subject to seasonal buying patterns.

We experience seasonal fluctuations in our net sales and net income associated with the clothing and apparel industry. Our quarterly results of operations may also fluctuate significantly as a result of a variety of factors, including the timing of new products and marketing pushes.

We depend on a small management team.

We depend on the skill and experience of two individuals, Corey Epstein and Mark Lynn. Each has a different skill set. If we are not able to call upon one of these people for any reason, our operations and development could be harmed.

We may not be able to successfully implement growth.

We depend on our ability to scale customer acquisition while maintaining an acceptable customer acquisition cost while successfully implementing any growth or strategic plans. If we are unable to scale customer acquisition at an acceptable cost we may not be able to successfully increase our customer base.

If we cannot raise sufficient funds, we will not succeed.

We are offering Series A-2 Preferred Stock in the amount of up to $10,000,000 in this offering on a best-efforts basis and may not raise the complete amount. Even if the maximum amount is raised, we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to the company itself or to the broader economy, the company may not survive. If we raise a substantially lesser amount than the Maximum Raise, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.”

There is no current market for any shares of the company's stock.

There is no formal marketplace for the resale of the Series A-2 Preferred Stock. Shares of Series A-2 Preferred Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral.

The Series A-2 Preferred Stock is non-voting; voting control is in the hands of a few large stockholders.

The Series A-2 Preferred Stock we are offering is non-voting, so investors in this offering will not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval.

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Investors may be subject to an Investment Management Agreement with SI Securities LLC.

All investors that purchase fewer than 100,000 shares of our Series A-2 Preferred Stock will be subject to an Investment Management Agreement with SI Securities LLC. This agreement will limit investors’ voting rights and at a later time may require investors to convert the Series A-2 Preferred Stock into Common Stock without investor consent.

Investors must consent to jurisdiction in California.

Section 6 of the subscription agreement for this Offering requires investors to consent to the jurisdiction of any state or federal court of competent jurisdiction located within the State of California. As a results, investors located outside the State of California may have difficulty bringing a legal claim against us due to geographic limitations.

We could be hacked.

Hackers and/or data breaches could lead to material financial losses, reputational damage, and legal expenses. Credit card processors could refuse to do business with us if we were to receive a large number of chargebacks, which can be triggered by fraudulent use of stolen credit cards. We do security audits; we do not store credit card information; we do our best to safeguard our systems and assets but we cannot guarantee that we will be able to successfully repel future attempts to defraud us or hack into our customers’ data.

We rely on our third-party logistics company.

All of our product is stored and shipped out of our third-party logistics provider, Newgistics. If there was a catastrophic event that resulted in a facility shut down or damaged goods, we would be unable to ship orders for a period of time. Additionally, we may be forced to renegotiate our contract and our rates, which could hamper our gross margin and potentially force us into searching for a new warehousing and fulfilment partner.

Our space is crowded and there are many competitors for share-of-wallet.

While apparel is very large industry it is also very fragmented. Competitors may be better capitalized than us and outspend us, which would give them a significant advantage.

We rely on third party manufacturers and vendors, some of whom are outside the United States.

Our products are primarily produced by, and purchased or procured from, independent manufacturing contractors located mainly in countries in North America, Europe and Asia. A manufacturing contractor’s failure to ship products to DSTLD in a timely manner or meet the required quality standards could cause us to miss the delivery date requirements of our customers for those items. Due to our overseas production, which in some product categories is more than 75% of total, our business is subject to the following risks:

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●	political and economic instability in countries, including heightened terrorism and other security concerns, which could subject imported or exported goods to additional or more frequent inspections, leading to delays in deliveries or impoundment of goods;
●	imposition of regulations and quotas relating to imports, including quotas imposed by bilateral textile agreements between the United States and foreign countries;
●	imposition of increased duties, taxes and other charges on imports;
●	significant fluctuation of the value of the dollar against foreign currencies;
●	labor shortages in countries where contractors and suppliers are located;
●	a significant decrease in availability or an increase in the cost of raw materials;
●	restrictions on the transfer of funds to or from foreign countries;
●	disease epidemics and health-related concerns, which could result in closed factories, reduced workforces, scarcity of raw materials and scrutiny or embargoing of goods produced in infected areas;
●	increases in the costs of fuel, travel and transportation;
●	increases in manufacturing costs in the event of a decline in the value of the United States dollar against major world currencies, particularly the Mexican Peso and Chinese Yuan, and higher labor costs being experienced by our foreign manufacturers in Mexico and China;
●	violations by foreign contractors of labor and wage standards and resulting adverse publicity.

If these risks limit or prevent us from selling or manufacturing products in any significant international market, prevent us from acquiring products from foreign suppliers, or significantly increase the cost of our products, our operations could be seriously disrupted until alternative suppliers are found or alternative markets are developed, which could negatively impact our business.

Fluctuations in the price, availability and quality of raw materials could cause delays and increase costs and cause our operating results and financial condition to suffer.

Fluctuations in the price, availability and quality of the fabrics or other raw materials, particularly cotton, leather, and synthetics used in our manufactured apparel, could have a material adverse effect on cost of sales or our ability to meet customer demands. The price and availability of the raw materials and, in turn, the fabrics used in our apparel may fluctuate significantly, depending on many factors, including crop yields, weather patterns, labor costs and changes in oil prices. If prices increase, we may not be able to pass these costs onto our customers, due to our competitive price point. This could result in lower gross margins and could have a significant adverse effect on our business, financial condition, and operating results. Delays in availability and delivery of raw materials could result in delays of product deliveries, potentially causing decreased sales and financial performance.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $0.48 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

							Effective Cash Price
					Total Issued		per Share at Issuance
				Potential	and Potential		or Potential
	Date Issued	Issued Shares		Shares	Shares		Conversion
Common Shares	2013	10,377,615			10,377,615		$0.01	(3)
Series A Seed Preferred Shares	2016	5,648,865	(2)		5,648,865		$0.48
Series Seed Preferred Shares (conversions of convertible notes payable)	2014	20,714,518	(2)		20,714,518		$0.21
Warrants (Advisory Agreements):
Common	2014			4,819,638	4,819,638	(1)	$0.16
Series A	2016			175,503	175,503	(1)	$0.48
Options:
$0.15 Options (net of forfeitures to date)	2014			4,137,652	4,137,652	(1)	$0.15
$0.10 Options (net of forfeitures to date)	2015			5,831,000	5,831,000	(1)	$0.10
$0.16 Options (net of forfeitures to date)	2016			3,445,764	3,445,764	(1)	$0.16

Total Common Share Equivalents		36,740,998		18,409,557	55,150,555		$0.18
Investors in this offering, assuming $10 Million raised		20,000,000			20,000,000		$0.50

Total After Inclusion of this Offering		56,740,998		18,409,557	75,150,555		$0.26

(1) Assumes conversion at exercise price of all outstanding warrants and options

(2) Assumes conversion of all issued preferred shares to common stock.

(3) Common shares issued for various terms ranging from zero cash to $0.09 per share. Common shares issued without cash payment included 2,688,889 to a founder for a $242,000 forgivable note receivable, 83,124 shares under an advisory agreement, and 981,253 shares issued as part of conversion of a promissory note to Series A and common stock. 6,624,349 shares were issued for an effective cash price of $0.009 per share.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2016 of $(1,346,523), which is derived from the net equity of the Company in the December 31, 2016 financial statements. This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the Company, which assumes exercise of all options (13,414,416 shares) and warrants (4,995,141 shares) outstanding through current. Such conversions would provide $2,610,354 of proceeds and result in the issuance of 18,234,054 shares of common stock and 175,503 shares of Series A stock, which are considered in the figures used in the calculations presented in the table. The offering costs assumed in the following three calculations are: $30,000 fixed costs and 7.5% of gross offering proceeds.

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The table presents three scenarios for the convenience of the reader: a $500,000 raise from this offering, a $5,000,000 raise from this offering, and a fully subscribed $10,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$200k Raise		$5 Million Raise		$10 Million Raise
Price per Share	$0.50		$0.50		$0.50
Shares Issued	400,000		10,000,000		20,000,000
Capital Raised	$200,000		$5,000,000		$10,000,000
Less: Offering Costs	$(45,000)		$(405,000)		$(780,000)
Net Offering Proceeds	$155,000		$4,595,000		$9,220,000
Net Tangible Book Value Pre-financing	$1,263,831	(2)	$1,263,831	(2)	$1,263,831	(2)
Net Tangible Book Value Post-financing	$1,418,831		$5,858,831		$10,483,831

Shares issued and outstanding pre-financing,assuming full conversion and authorization but unissued stock options	55,150,555	(1)	55,150,555	(1)	55,150,555	(1)
Post-Financing Shares Issued and Outstanding	55,550,555		65,150,555		75,150,555

Net tangible book value per share prior to offering	$0.023		$0.023		$0.023
Increase/(Decrease) per share attributable to new investors	$0.003		$0.067		$0.117
Net tangible book value per share after offering	$0.026		$0.090		$0.140
Dilution per share to new investors ($)	$0.474		$0.410		$0.360
Dilution per share to new investors (%)	94.89%		82.01%		72.10%

(1) Assumes conversion of all issued preferred shares to common stock, conversion of 4,995,141 outstanding stock warrants (providing proceeds of $855,284 to net tangible book value), and conversion of 13,414,416 outstanding stock options (providing proceeds of $1,755,070 to net tangible book value).

(2) Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and stock options discussed at (1).

The next table is the same as the previous, but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 3,278,639 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$200k Raise		$5 Million Raise		$10 Million Raise
Price per Share	$0.50		$0.50		$0.50
Shares Issued	400,000		10,000,000		20,000,000
Capital Raised	$200,000		$5,000,000		$10,000,000
Less: Offering Costs	$(45,000)		$(405,000)		$(780,000)
Net Offering Proceeds	$155,000		$4,595,000		$9,220,000
Net Tangible Book Value Pre-financing	$1,263,831	(2)	$1,263,831	(2)	$1,263,831	(2)
Net Tangible Book Value Post-financing	$1,418,831		$5,858,831		$10,483,831

Shares issued and outstanding pre-financing,assuming full conversion and authorization but unissued stock options	58,429,194	(1)	58,429,194	(1)	58,429,194	(1)
Post-Financing Shares Issued and Outstanding	58,829,194		68,429,194		78,429,194

Net tangible book value per share prior to offering	$0.022		$0.022		$0.022
Increase/(Decrease) per share attributable to new investors	$0.002		$0.064		$0.112
Net tangible book value per share after offering	$0.024		$0.086		$0.134
Dilution per share to new investors ($)	$0.476		$0.414		$0.366
Dilution per share to new investors (%)	95.18%		82.88%		73.27%

(1) Assumes conversion of all issued preferred shares to common stock, conversion of 4,995,141 outstanding stock warrants (providing proceeds of $855,284 to net tangible book value), conversion of 13,414,416 outstanding stock options (providing proceeds of $1,755,070 to net tangible book value), and conversion of authorized but unissued stock options of 3,278,639 shares (no adjustment for proceeds contemplated in the calculations).

(2) Net Tangible Book Value is adjusted for conversion proceeds for the outstanding warrants and outstanding stock options discussed at (1).

The final table is the same as the previous two, but removes the assumptions of conversion of options, and warrants and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares, plus the assumption of conversion of all issued and outstanding preferred shares).

On Issued and Outstanding Basis:	$200k Raise	$5 Million Raise	$10 Million Raise
Price per Share	$0.50	$0.50	$0.50
Shares Issued	400,000	10,000,000	20,000,000
Capital Raised	$200,000	$5,000,000	$10,000,000
Less: Offering Costs	$(45,000)	$(405,000)	$(780,000)
Net Offering Proceeds	$155,000	$4,595,000	$9,220,000
Net Tangible Book Value Pre-financing	$(1,346,523)	$(1,346,523)	$(1,346,523)
Net Tangible Book Value Post-financing	$(1,191,523)	$3,248,477	$7,873,477

Shares Issued and Outstanding Pre-Financing	36,740,998 (1)	36,740,998 (1)	36,740,998 (1)
Post-Financing Shares Issued and Outstanding	37,140,998	46,740,998	56,740,998

Net tangible book value per share prior to offering	$(0.037)	$(0.037)	$(0.037)
Increase/(Decrease) per share attributable to new investors	$0.05	$0.106	$0.175
Net tangible book value per share after offering	$(0.032)	$0.069	$0.139
Dilution per share to new investors ($)	$0.532	$0.431	$0.361
Dilution per share to new investors (%)	106.42%	86.10%	72.25%

(1) Assumes conversion of all issued preferred shares to common stock

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014 Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.
●	In December the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company but her stake is worth $200,000.
●	In June 2015 the company has run into serious problems and in order to stay afloat it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

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Dilution Protection for Other Shareholders

Previous investors have protection from dilution that does not apply to investors in this offering. “Major Investors” are granted a right of first offer in Section 4 of the Denim.LA, Inc. Investors’ Rights Agreement dated October 10, 2014, as a form of protection from dilution. We have granted “Major Investors,” or those who own at least 735,000 outstanding shares of the company, prior to the Series A-2 Preferred offering, and on a pre-stock split basis, the right of first offer to purchase shares in new securities we may propose to sell after the date of that agreement. When we propose to undertake an issuance of new securities, such as the Series A-2 Preferred Stock in this offering, we must give each Major Investor written notice describing the type of new security, the price and the general terms. Each Major Investor will have ten days after the notice is mailed or delivered to agree to purchase their pro rata share of the new securities. If a Major Investor does not exercise their right of first refusal within the ten-day period, we have ninety days to sell or enter into an agreement to sell that portion of new securities before the right resets. Alternatively, we may request that each Major Investor waive their right of first offer. For this offering, we have received such a waiver from each Major Investor. The right of first offer in the agreement will end if we make an initial public offering.

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USE OF PROCEEDS TO THE ISSUER

If we reach our minimum offering amount of $200,000, we plan to allocate proceeds as follows:

●	The first $100,000 will be used for online marketing:
○	We will test multiple channels to find a scalable online customer acquisition, including Facebook, SEO, affiliates, and email.
●	The next $50,000 will be used for personnel costs:
○	We will expand the company by hiring key members in marketing and customer service
●	The next $50,000 will be used for product buys:
○	We will expand our product offering and test different categories including leather, cotton basics, and core outerwear.
○	We will invest in additional products and inventory to support consumer demand.

We intend that any proceeds beyond the first $200,000 will be allocated in the following way: 20% for product buys, 15% for personnel costs, 55% for advertising, and 10% for capital expenses.

The net proceeds to the company if the Maximum Offering Amount is raised, after the expenses of the total offering expenses and commissions, will be approximately $9,250,000, depending on the final commission paid to SI Securities LLC. We plan to use the proceeds as follows:

●	Approximately 20% ($1.85 million) will be used for product buys.
○	We will expand our product offering and test different categories including leather, cotton basics, and core outerwear.
○	We will invest in additional products and inventory to support consumer demand.
●	Approximately 15% ($1.39 million) will be used for personnel costs.
○	We will expand the company by hiring key team members in technology, marketing, and customer service.
●	Approximately 55% ($5.1 million) will be used for marketing.
○	We will test multiple channels to find scalable online customer acquisition including Facebook, search engine optimization, affiliates, and email.
○	We will continue to test small footprint retail pop-ups in key markets.
●	Approximately 10% ($0.925 million) will be used for capital expenses, which includes office space and equipment, computer hardware, etc.

We do not currently have plans to use proceeds from the offering to make payments to officers or directors, pay off any debt, or to acquire any major assets.

The company reserves the right to change the above use of proceeds if management believes it is in the best interests of the company.

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OUR BUSINESS

Company History

The company was founded in 2012 (as Denim.LA, LLC) in order to sell premium essentials online, which include jeans, shorts, tops, accessories, and gift cards. In January 2013 the company converted into and reincorporated as Denim.LA, Inc. From September 2012 to August 2014 the company operated under the trade name “20JEANS” and in September 2014 the company began operating as “DSTLD”.

Principal Products and Services

DSTLD focuses on simple design, superior quality, and a pared-down product selection in order to deliver a perfect core wardrobe. We’re inspired by understated, modern style, and live by a fundamental, edited color palette: black, white, grey, and denim.

We demand a higher standard not just in our wardrobe, but also in labor practices and conditions. Whenever possible, we employ sustainable materials, natural dyes, and eco-friendly practices and techniques.

DSTLD offers the following clothing and accessories:

Men’s Jeans: DSTLD designs and sells premium grade denim at one-third the typical price of its contemporary brand competitors. While most premium denim is sold for $180+, DSTLD’s jeans start at just $65. We offer four proprietary men’s fits, which were developed under a veteran denim patternmaker and tested on highly experienced fit models. Our cuts range from our most fitted style, the Skinny, to our most relaxed style, the Straight Leg. DSTLD works with a curated selection of premium fabrics, like American made denim from the U.S.’s most esteemed denim mill, Cone Mills, Japanese fabric from Japan’s Kaihara Mill, as well as Raw denim and lightweight Slub Twill denim. All of DSTLD’s bottoms are crafted utilizing top-level techniques, such as chain stitching, bar tacking, and clean-finished seams, and finished with premium details (No. 5 YKK zippers, durable khaki pockets, and sanforized and mercerized to protect against shrinkage).

Women’s Jeans: DSTLD designs and sells premium grade denim at one-third the typical price of its contemporary brand competitors. While most premium denim is sold for $180+, DSTLD’s jeans start at just $65. We offer five different fits for women: Low Rise Skinny, Mid Rise Skinny, High Waisted Skinny, Boyfriend Jeans, and Cropped Jeans. Styles include black jeans, white jeans, ripped jeans, and washed jeans. All of our women’s fabrics include stretch to ensure the denim retains its shape wear after wear. We designed our women’s fits under the guidance of a veteran denim patternmaker. Premium construction and finishes include a dual-layer contoured waistband that hugs the hips for a “no gap” fit, lay flat seams, YKK zippers, and custom debossed trims. We also offer an assortment of denim shorts and cut-off shorts.

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Tees and Tanks: DSTLD offers a variety of tees, tanks, long sleeved tops, and polo shirts. All of our tops are cut from 100% cotton or a polyester blend, in a modern, slim-fitted style. We utilize different types of woven cotton, including Cotton Slub, Cotton Piqué, and Heathered yarns, for a diverse selection of styles. Tops are pre-shrunk and finished with either a garment dye or pigment dye process, which helps achieve a soft hand and rich coloration. DSTLD has designed four essential tee styles, which include a classic crew neck tee, crew neck pocket tee, v-neck tee, and a more contemporary modern crew neck tee. All tops are constructed with clean finished seams. Tops range from $20 - $50.

Outerwear: DSTLD offers a wide range of men’s and women’s outerwear, constructed of the best materials and made in a variety of factories around the world. We offer classic and fashion-forward styles across both our men's and women's outerwear lines. For women, styles include our silk bomber, leather moto jacket, wool blanket coat, and denim jackets. For men, styles include our suede bomber, leather bomber, cotton bomber, nylon bomber, leather moto jacket, wool coats, and denim jackets. Outerwear ranges from $95-$380, depending on the style and material.

Women’s tops, dresses, and bottoms: DSTLD currently offers tops and dresses for women in a variety of styles, colors, and materials. These range from blouses, dresses and shirts made from the finest silk to wool sweaters offered in multiple fits. These range from $45 to $90. We also recently launched women’s leather skirts and leggings, which range from $150 to $300 in price.

Accessories: DSTLD’s curated selection of accessories includes everyday essentials, like hats, beanies, scarves, gloves, belts, and small leather goods. We offer a variety of belt styles for both men and women, all made in Los Angeles. These include our Standard belt, designed for more casual, everyday wear, and our Thin belt, designed for more upscale occasions. These currently sell for $45. We are also launching a line of women’s leather belts in 2017. We offer small leather goods for both men and women, including a credit card holder and bi-fold wallet for men, and a zip wallet for women. Our leather accessories start at $35. We also offer unisex hats, beanies, gloves and scarves, made from a variety of materials including cashmere, wool, polyester, and leather. These range from $35-$95.

Market

While the entire adult population of the United States are prospective purchasers of our products, our target market includes college-educated younger professionals with higher levels of discretionary income. The company’s targeted market includes men and women 18 years and older who are comfortable with purchasing apparel and accessories online. Our research shows that our typical customers have an average age of 30 and an average household income of $58,000. Additionally, 75% are college educated and 60% are single.

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According to a report by Technavio from August 2015, the global denim jeans market was valued at $58 billion for the year 2014, and it continues to grow on account of its lifespan as compared to other apparel. This market is further classified into three major categories such as mass market denim jeans, standard or economy jeans, and premium denim jeans. Geographically, North Americans have been the largest consumers of denim jeans, followed by consumers in Western Europe, Japan, and Korea. DSTLD did not commission the market study from Technavio.

The Technavio study goes on to show that premium denim accounts for roughly 26% of the overall jeans market and is regarded as the segment with the highest potential for growth. The company plans to address this market by offering premium quality at fast fashion pricing.

Design and Development

Our products are designed at the company’s headquarters in Los Angeles. Several of our employees are engaged in analyzing trends, markets, and social media, utilizing historical data and industry tools to identify essential styles. The time taken to design new styles is generally one to two weeks. After design, we create multiple samples to micro-test styles, and preview those styles to top customers via email marketing and surveys to obtain design feedback. The sampling process takes approximately one month.

We then place a minimum order quantity test on our website to determine actual demand. We can determine actual demand by launching paid (Facebook, Google, Affiliate, etc.) and unpaid (Email, PR outreach, etc.) marketing campaigns that drive traffic at specific products. This allows us to determine, in a relatively short period of time, how a product performs compared to other past best sellers in similar categories. The replenishment program starts immediately after the product passes the test phase. Using tools such as Google Analytics and RJ Metrics to analyze real-time sales data by size and color, we determine precise re-order quantities.

Product Suppliers

We work with a variety of apparel manufacturers in North America, Europe, and Asia. Our current suppliers include 8th Street Branding, Phoenix Textile, and Double D Apparel, which supply the majority of our bottoms, tops, and accessories. We have worked with these suppliers since July 2016. We had a relationship with another supplier that ceased in January 2016 because the supplier was unable to provide advantageous credit limit and payment terms necessary to meet our expected needs. We are currently on Net 60-90 payment terms with our vendors, and are continuing to source new vendors as we expand into new product categories. We only work with full package suppliers, which supply fabric, trims, along with cut/sew/wash services, only invoicing us for the final full cost of each garment. This allows us to maximize cash flows and optimize operations.

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We source our products from a variety of manufacturers around the globe. When deciding which factory to source a specific product from, we take into account the following factors:

-	Cost of garment
-	Retail price for end consumer
-	Production time
-	Minimum order quantity
-	Shipping/delivery time
-	Payment terms

By taking all of these into consideration, we can focus on making sure we only have the most in-demand and highest quality products available for sale to our customer at the best price and most sustainable margin for our business.

Marketing

Acquisition Marketing

Currently, DSTLD advertises through multiple online channels which are composed of the following:

Paid Social Media Marketing: This is our primarily acquisition channel, and it is composed almost entirely of paid Facebook and Instagram marketing.

Social Media Marketing: We leverage the followers on our Instagram and Facebook accounts to make regular posts highlighting new products, brand stories, and other topics and images we deem “in brand”.

Email Marketing: We leverage an email platform that allows us to send out a variety of promotional, transactional, and retargeting emails, with the main goal of driving increased site traffic and purchases. Promotional emails are typically focused around new product launches and style lookbooks; transactional emails are usually one-time sends to users/customers based on their interaction with the site (e.g. New User Sign Up, Purchase Follow Up, etc.); examples of retargeting emails are abandoned cart email, browse abandoned email, recommended product to buy email, and inventory back in stock email.

Retargeting: We engage the services of certain Retargeting engines that allow us to dynamically target our visitors on 3rd party websites via banner/content ads, such as CNN.com and Yahoo.com.

Content Marketing: We use content marketing platforms that allow us to serve up native ads in the form of articles promoting our brand story and specific products.

Search Engine Optimization: This is the process of maximizing the number of visitors to our website by increasing our rankings in the search results on the Google, Bing, and Yahoo search engines. This is done by optimizing 1) our onsite content, by making sure our pages, titles, tags, links, and blog content is structured to increase our search results on certain keywords, and 2) our offsite content, which is the number of external websites linking to our website, usually through press articles and other advertising channels.

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Podcasts/Radio: In 2016 we started advertising on podcasts and terrestrial radio, where we have seen a great deal of success via certain shows and networks.

Print Advertising: Periodically we place print advertisements in magazines and also purchase billboards in major metropolitan areas to drive increased site traffic and brand awareness.

Pop Up Stores: We have started to set up pop up stores in major metropolitan areas where customers can touch, feel, and try on our product. These are exclusively “try on only” experiences and customers must still navigate to our website to make a purchase. We have implemented stand alone stores that are DSTLD only and we have done brand collaborations where we display our products alongside similar direct to consumer brands.

Public Relations

To generate ongoing organic and word-of-mouth awareness, we routinely work with print and online media outlets to announce new products and develop timely news stories. We’re regularly in contact with the top fashion, business, and tech writers in order to capitalize on celebrity fashion features, e-commerce trend pieces, or general brand awareness articles. We have a full-time, in-house publicist and we also utilize outside agencies from time to time. Twice a year, we visit the major fashion, tech, and news outlets in New York City in order to keep them up to date on our latest launches and any relevant company developments. We also consistently host local Los Angeles press at our office space.

To date, DSTLD has been featured in the top TV, fashion, and business outlets, including TODAY Show, Vogue.com, FastCompany.com, People StyleWatch, Women’s Health, ELLE.com, MarieClaire.com, VanityFair.com, Refinery29, MensJournal.com, GQ.com, AOL.com, Forbes.com, TechCrunch.com, USA Today, TIME, and Us Weekly to name a few.

Instagram and Influencer Marketing

Instagram and influencer marketing is one of the largest initiatives for us. On a daily basis, we reach out to and receive requests from tastemakers in fashion, lifestyle, and photography. We’ve developed a certain set of criteria for working with influencers (ie: engagement level, aesthetic, audience demographic) that have enabled us to garner impactful impressions. Our focus is not on the size of an account, but on creating organic relationships with influencers who are excited to tell our story. While most of our collaborations are compensated solely through product gifts, we also offer an affiliate commission of up to 20% through the influencer platform rewardStyle, which is the parent company of LiketoKnow.it, the first influencer platform to make Instagram shoppable (users receive an email directly to their inbox with complete outfit details when they “Like” a photo with LiketoKnow.it technology).

Celebrity Gifting

We approach celebrity gifting in a strategic, discerning manner. We have successfully placed clothing on A-list celebrities like Kendall Jenner, Gigi Hadid, Bella Hadid, Selena Gomez, Reese Witherspoon, and Lea Michele, to name a few.

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Referral Marketing

DSTLD currently employs a rewards-based Share + Earn program to encourage customers to refer friends. When a customer refers a friend, that friend receives $10 off his or her first purchase, and the referrer receives $20 off his or her next purchase when that friend places an order with DSTLD.

Distribution

Our products are sold solely online, through our website. Our website is built on a custom Ruby on Rails platform with Spree (Ruby Gem) backend. Our website can be accessed via desktop, tablet or smartphone. We forgo the middlemen (department stores and boutiques) to offer premium denim and luxury essentials at or about 1/3 the traditional retail price.

We also currently offer our product for sale on Spring, which is a mobile phone app that aggregates a number of fashion and apparel brands. This has been a great way to increase our brand awareness and acquire new customers. This currently represents less than 1% of total sales.

All of our sellable product is stored with our Third Party Logistics (3PL) company, Newgistics, in their Commerce, CA distribution facility. In addition to storing our product, they are also responsible for receiving and processing new product deliveries, processing and shipping outbound orders, and processing and shipping customer returns.

We offer free shipping to all of our customers in the United States. We also offer customers the option to upgrade to Ground Shipping or 2-Day Shipping for an additional cost.

Competition

We face direct competition from other digitally competent, vertically integrated brands such as Everlane, Ayr, Bonobos, JackThreads, and The Arrivals.

Everlane is the most direct analogue in terms of product/market fit. The price point and positioning is similar and they, like DSTLD, do not put products on sale at the end of a season in order to make room for a new collection/seasons, which is brand positioning usually reserved for luxury brands at the top end of the market.

Some of these brands market themselves as full price and do several sales per year.

All of these companies use digital paid acquisition as a primary driver of their businesses and have in depth competency in digital marketing and brand.

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More broadly, there are thousands of competitors in the highly fragmented apparel category including fast fashion players including Zara, H&M, Uniqlo, and Gap which all compete for DSTLD’s wallet share at our affordable price point.

Customers

Through March 2017, we have had over 40,000 paying customers, approximately 40% of which are female and 60% are male customers. Over 30% of our customers have purchased more than once with us, and more than 7% of all customers have purchased 4 or more times with us. In general, we find that female customers spend more than our male customers: in 2016 the average order value (“AOV”) for our female customers was $118 and our AOV for male customers was $105. Those are unaudited figures and represent management’s best estimate based on purchaser data. The top 5 states where our customers reside are California, New York, Texas, Illinois, and Washington.

Employees

As of June 2017, we currently have 13 full time employees working at our West Hollywood, CA headquarters. Our current employees are responsible for managing the following areas: Customer Service (3 employees), Finance & Operations (1 employees), Marketing (3 employees), Technology (2 employees), Product (1 employee), and Executive (3 employees).

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THE COMPANY’S PROPERTY

We currently lease our premises and own no significant plant or equipment. Our office space in West Hollywood, CA serves as our company headquarters. All employees of DSTLD work from this location.

Warehousing of finished product is done by our third-party logistics provider, Newgistics, at their facilities in Commerce, CA. All outbound orders and returns are processed at the Newgistics facility.

All of our production is done by third-party suppliers that operate in the United States, Mexico, Europe, and Asia. We do not directly manage production in factories, and do not own or operate any production facilities.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Operating Results

Our 2015 net revenues were $1,720,432 compared with 2016 net revenues of $2,500,306, while our gross profit was $647,238 (37.6% gross margin) in 2015 and $958,642 (38.3% gross margin) in 2016. This represents a 45.3% increase in net revenue and a 48.1% increase in gross profit from 2015 to 2016.

The increase in our net revenue and gross profit was driven by four main areas:

●	Increased AOV as we introduced new product categories with higher margins and retail price
●	More repeat purchases from our customer base: 44% of gross revenues in 2016 were from existing customers, where only 33% of gross revenues in 2015 were from existing customers.
●	Increased marketing spend as we grew and tested new acquisition channels
●	Lowered shipping and fulfillment rates with our 3PL by achieving a higher level of operating leverage through increased order volume

In Q1 of 2016 we made a decision to stop working with our largest supplier and move to new suppliers that were able to get us the payment terms to increase our inventory and be able to better finance our growth. Both new vendors were able to give us Net 60-90 payment terms and a total credit limit of $700,000. As we onboarded these new suppliers, there was a period of time in January through May 2016 when we received no new product deliveries, resulting in a decrease in net revenue. Because of this, our net revenues in Q1/Q2 of 2015 were $702,008 compared with $727,477 in 2016, an increase of only 3.6%. Gross profits across these same two periods were $276,322 in 2015 and $375,371 in 2016, an increase of only 36%. Once we onboarded our new suppliers fully in Q3/Q4, our net revenues for those periods went from $1,018,425 in 2015 to $1,772,829 in 2016, an increase of 74%, while our gross profits across the same two periods were $370,916 in 2015 and $583,271 in 2016, an increase of 57%.

We expect to continue working with our current suppliers and to not experience periods in which we receive no new product deliveries. As such, we believe the results achieved in Q3/Q4 2016 are representative of the results we will be able to achieve in 2017.

The company’s operating expenses consist of payroll, marketing, fulfillment, technology, professional services, marketing, and general & administrative costs. These were $2,357,306 in 2015 and $3,066,636 in 2016, an increase of 30%, with payroll growing from $985,313 in 2015 to $1,008,590 in 2016, a 2.4% increase, advertising spend growing from $569,975 in 2015 to $1,143,208 in 2016, a 100% increase, and general & administrative costs growing from $633,408 in 2015 to $779,204 in 2016, a 23% increase. We also spent $55,711 in 2016 in legal and accounting fees related to the ongoing operation of the business, and $291,168 in marketing, legal and audit expenses related to the initial offering of the Regulation A+ financing round.

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The primary components of the increase in payroll expenses were driven by the following factors:

●	We grew our marketing team from 1 full time resource to 3 full time resources to to help with customer acquisition, marketing materials, and enhanced site content.
●	New head designer was hired in 2016 to grow our product offerings and new finance hire to support finance and customer analytics.
●	The company went without a full time tech resource for a number of months in 2015, with our CTO being hired in May 2015.

Payroll expenses grew at a lower rate than gross profit, signifying increased the efficiency of our team.

The primary components of the increase in advertising were driven by:

●	Over 16,000 new customers acquired and over 30,000 purchases made in 2016.
●	Higher cost per acquisition (“CPA”) driven by increased competition in paid social media marketing. Blended CPA was $29 in 2016 compared with $16 in 2015.
●	Testing new acquisition channels, such as podcasts, radio, content marketing, blogger and influencer network partnerships, and content marketing.

The primary components of the increase in general and administrative expenses were driven by:

●	General overhead such as software subscriptions, office expenses, meals, and supplies
●	Samples for new product development, a required expense as we grow our product offering and categories
●	Onboarding of marketing and press agencies, which as of April 1, 2017 we will no longer use. These agency fees were $32,666 in 2015 and $112,984 in 2016.

Overall, we have been able to grow our gross profit year-over-year while keeping non-variable costs such as payroll and overhead down.

Our net loss for 2015 was $1,652,863 while our net loss for 2016 was $2,260,910, representing an increase of 37%. This increase in loss was driven primarily by the advertising, marketing, and agency expenses described above.

Our goal in 2017 is to drive growth and optimization in acquisition marketing, product, and customer service.

In the marketing function we plan to focus our marketing and advertising resources on growing the acquisition channels that performed best for us in 2016. These include focusing more of our team’s efforts in managing and optimizing acquisition marketing such as paid social media marketing, email, and content marketing. In Q1 2017 we have already onboarded two new marketing resources, as well as increased our budget for content development and photoshoots, which will provide more marketing collateral to help drive increased site visitors and website conversion.

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Our product team has been tasked with growing our product range, quality, and margin by sourcing new vendors and driving our existing vendors to decrease cost and production time. We currently rely on two main suppliers for the majority of our production, but we plan to onboard more as we grow inventory and product categories. As we test new products and categories, we aim to minimize financial risk and speed to market by ordering from more local, boutique manufacturers who are able to turn new products in faster times. As we find new categories that work for us, we will then focus on optimizing these for growth by working with factories to decrease cost as we grow the total number of units we plan to order.

We also plan to grow our customer service team in order to provide white-glove type service to all of our customers. As an online-only brand, we are not able to benefit from having in-store salespeople to assist customers with questions on product, styling, and fit, as well as order handling and returns. In order to overcome this friction in not being able to walk into a store to make a purchase, we are making a conscious effort to grow our customer service team and services, to not only include additional resources, but also being offering “concierge” type services in order to increase customer retention and satisfaction.

Liquidity and Capital Resources

As of December 31, 2016 the company held $179,012 in cash, $833,434 in finished goods and $468,634 in other current assets, and $1,276,817 in accounts payable and $1,599,842 in other current liabilities, $455,152 of which was the balance due on the Continental Business Credit revolving inventory loan. As a part of the revolving inventory loan, the company continued to grow inventory, and had a balance of $1,019,765 in finished goods as of March 31, 2017 (unaudited). As of December 31, 2016, $697,632 of the company’s accounts payable balance was for finished goods. This is a direct result of the company’s new vendor relationships, which included a credit limit of up to $750,000.

$15mm Convertible Note

In 2015, the company authorized the issuance of a $15mm convertible note. Through May 2016, the company raised $951,079 via this note, which converted into equity on September 12, 2016 as a part of the Regulation A+ financing round.

Regulation A+ Financing

The company has closed on $1,757,054.40 in new financing in our Regulation A+ financing round through both SeedInvest and direct investments.

Loan from Continental Business Credit

On May 18, 2016, the company closed on a loan with MBMJ Capital LLC, doing business as Continental Business Credit. The loan agreement includes a revolving inventory line of credit and term loan. The revolving line of credit would allow the company to borrow up to 50% of the book value of all eligible inventory in its possession up to $1,000,000 at 11.50% in excess of the Prime Rate per annum. The balance of the loan will be paid down daily with proceeds from the sale of inventory. This loan contains an early termination fee of $40,000.

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The term loan was paid down in December 2016 and the revolving inventory loan was paid down in March 2017 via the proceeds from the Black Oak Capital loan. As a result of paying down this loan early, we were required to pay the early termination fee of $40,000.

Loan from Black Oak Capital

On March 10, 2017, the company closed a loan with bocm3-DSTLD-Senior Debt, LLC (Black Oak Capital). The loan is up to $4,000,000, which is to be used to refinance the existing debt from Continental Business Credit and to provide working capital to maintain and expand DSTLD’s business. Black Oak Capital requires interest only payments at 12.50% per annum, along with a management fee, monthly for 3 years until March 10, 2020 when the entire principal of the loan is due. As of June 30, 2017, the company has closed on $2,000,000 of this loan.

As a part of this loan, the company has authorized the issuance to Black Oak Capital of warrants to purchase at an exercise price of $0.16, the company’s common stock representing 1% of the capital stock of the company on a fully diluted basis for each $1 million loaned to the company, up to $4 million.

Related Party Loans Receivable

The Company has loaned funds to Corey Epstein and Mark Lynn throughout the life of the business, which amounted to $389,727 as of December 31, 2016. These amounts are offset by back pay owed to Corey Epstein and Mark Lynn, which amounted to $501,033 as of December 31, 2016.

Trend information

The company’s main focus over the next year is to continue to grow our product range and optimize our existing best sellers so that we can increase AOV, repeat customer purchase rate, and gross profit. AOV in 2015 was $96 and in 2016 was $109, a 14% increase year over year, while repeat customer sales was 33% of total sales in 2015 and 45% of total sales in 2016. We believe that a large and more efficient product matrix coupled with a manufacturing partnership that will help us finance our growth will help lead to higher AOV and higher repeat customer revenues in 2017.

Additionally, the company continues to add more people to its email list, user base, and customer list. As of the end of 2016, we had over 170,000 individuals on our email list, and expect this to grow to over 225,000 by the end of 2016. We finished 2015 with over 19,000 paying customers, and grew this to over 35,000 by the end of 2016. We expect continued growth in all of these numbers as we introduce new products and product categories and continue to spend on marketing.

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DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term in Office
Executive Officers
Mark Lynn	Co-CEO	33	Indefinite, appointed September 2013
Corey Epstein	Co-CEO	32	Indefinite, appointed September 2013
Kevin Morris	CFO/COO	34	Indefinite, appointed July 2014
Directors
Mark Lynn	Co-CEO	33	Indefinite, appointed September 2013
Corey Epstein	Co-CEO	32	Indefinite, appointed September 2013
John Tomich	Director	46	Indefinite, appointed September 2013
Trevor Pettennude	Director	50	Indefinite, appointed October 2014

Corey Epstein

Corey Epstein is currently our Co-CEO and Creative Director. He has served in that position for over 4 years, from August 2012 to the present date. Prior to founding the company he was a Senior Consultant with Deloitte Consulting from August 2011 to October 2012, and led technology transformation initiatives at clients in the Pharmaceuticals, Chemical Distribution, and Video Games industries, primarily focused around Talent Strategy and Analytics, Global Training Programs, and Change Management programs. Prior to getting his MBA from UCLA in 2009-2011, Corey led a marketing and web consulting business, serving 100s of clients across all industries, implementing branding, design, development, and strategy projects. He also holds a BBA from Loyola Marymount University with a focus in Business Law where he was the program scholar.

Mark Lynn

Mark T. Lynn is currently our Co-Chief Executive Officer. He has served in that position for over three years, from September 2013 to the present. Prior to joining us, until September 2011 he was Co-Founder of WINC, a direct to consumer e-commerce company which was then the fastest growing winery in the world, backed by Bessemer Venture Partners. Prior to Club W, Mark co-founded a digital payments company that was sold in 2011. Mark holds a digital marketing certificate from Harvard Business School's Executive Education Program.

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Kevin Morris

Kevin is currently the COO and CFO of DSTLD, and manages the company’s finances, operations, and customer analytics. He was formerly (from July 2014 to January 2016) a consultant to the company and became an employee in February 2016. Kevin is originally from Huntington Beach, California and received his bachelors in Applied Mathematics and Computer Science from the University of California, Berkeley. Upon graduation, he worked at Deloitte Consulting where he specialized in technical integrations and strategy. After attending the UCLA Anderson Graduate School of Management where he received his MBA, he worked for American Airlines as the head of pricing strategy for ancillary products and for the airline’s Asia-Pacific network. With a strong desire to work in the apparel industry, Kevin worked as the Vice-President of Sales for an Adidas licensee from February 2013 to June 2014, overseeing the global sales and marketing strategy for multiple Adidas sports categories.

John Tomich

John Tomich became a director in September 2013. John co-founded Onestop Internet in 2004 and served as the company's CEO until July 2015. Prior to Onestop, John was a Senior Associate at Shelter Capital Partners, a Los Angeles-based $200 million venture capital fund, focused on early stage investments in technology and technology-enabled companies in the Southern California area, principally in the media, wireless/communication, enterprise software, and semiconductor industries. Prior to joining Shelter, John worked as Vice President, Client Services for iXL, a leading Internet services company which provided Internet strategy consulting and comprehensive Internet-based solutions to Fortune 500 companies and other corporate users of information technology. After a series of acquisitions, it is now part of the Razorfish agency, owned by Publicis Groupe.

Trevor Pettennude

Trevor Pettennude is a seasoned financial services executive. In 2013 Trevor became the CEO of 360 Mortgage Group, where he oversees a team of 70 people generating over $1 billion of annual loan volume. Trevor is also the founder and principal of Banctek Solutions, a global merchant service company which was launched in 2009 and which processes over $300 million of volume annually.

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COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended December 31, 2016, we compensated our three highest-paid directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)*	Total Compensation ($)
Mark Lynn	co-CEO	$120,000	$0	$120,000
Corey Epstein	co-CEO	$120,000	$0	$120,000
Kevin Morris	CFO/COO	$110,000	$0	$110,000

We do not compensate our directors for attendance at meetings. We reimburse our officers and directors for reasonable expenses incurred during the course of their performance.

*No stock options were granted to our executive officers during the fiscal year ending December 31, 2016.

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SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Mark T Lynn, 375 N. La Cienega Blvd, #216, West Hollywood, CA 90048	2,688,889 shares held directly	4,661,111.00 shares available from issued stock options that will have vested by December 2016	70.8%
Common Stock	Corey Epstein, 375 N. La Cienega Blvd, West Hollywood, CA 90048	6,050,000 shares held directly	1,300,000 shares available from issued stock options that will have vested by December 2016	70.8%
Common Stock	Trevor Pettennude, 919 Vine Street, Denver, CO 80206	0 shares directly held	870,000 shares available from issued stock options that will have vested by December 2016	8.38%
Common Stock	Kevin Morris 2231 Camden Avenue, Los Angeles, CA 90064	0 shares directly held	880,133 shares available from issued stock options that will have vested by December 2016	8.48%
Series Seed Preferred Stock	Corey Epstein, 375 N. La Cienega Blvd, West Hollywood, CA 90048	617,122 shares directly held	N/A	2.97%
Series Seed Preferred Stock	Trevor Pettennude, 919 Vine Street, Denver, CO 80206	3,862,737 shares held through Zillion, LLC	N/A	18.65%

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Amount are as of December 31, 2016. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

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INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Banctek Solutions

We use Banctek Solutions, a registered independent sales organization (ISO) of FirstData as our back-end payment processor. Trevor Pettennude is majority owner of Banctek Solutions. We started to use Banctek Solutions services prior to Mr. Pettennude’s involvements with DSTLD.

Related Party Loans Receivable

The Company has loaned funds to Corey Epstein and Mark Lynn throughout the life of the business, which amounted to $389,727 as of December 31, 2016.

These loans are payable on demand and do not bear interest.

Employee Backpay

Corey Epstein and Mark Lynn have deferred their salary during portions of 2014-2016 due to the cash flow needs of the Company. Such amount payable as of December 31, 2016 was $501,033.

Officer stock issuance and promissory note

On October 14, 2013, the company issued 2,688,889 shares of $0.0001 par common stock at a price of $0.09 per share to Mark Lynn under a restricted stock purchase agreement. The company determined the fair value per share at the issuance date was $0.15 per share. The shares are subject to vesting provisions where 268,889 shares vested immediately upon issuance, and the remaining 2,420,000 shares vested pro rata over a period of 36 months (67,222 shares per month). 2,151,111 and 1,344,445 shares have vested as of December 31, 2015 and 2014, respectively.

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The $242,000 proceeds from this common stock issuance were received by the company in the form of a promissory note due from the officer to the Company. The note calls for interest at Wall Street Journal Prime Rate plus 1% (currently 4.25%), annual interest payments due on the note anniversary date, and a maturity date of the earlier of October 14, 2018, termination of the officer’s service to the Company, or upon default of the promissory note. Related party interest income on this note receivable amounted to a cumulative total of $12,483 through December 31, 2015 and remains outstanding in the full amount as of December 31, 2015. The promissory note is secured by the 2,688,889 shares of common stock (vested and unvested) issued in conjunction with the promissory note. The Company agreed to forgive this promissory note contingent upon the officer’s continued service with the Company, with $80,667 of principal being forgiven on each December 31, 2013, 2014, and 2015, thereby forgiving the entire principal balance. The Company further agreed that upon voluntary or involuntary termination of service, where the Company repurchases unvested shares issued in conjunction with this promissory note, the portion of the promissory note equal to the repurchase price of the unvested shares will be immediately due, and the remaining portion of outstanding principal and accrued interest will be forgiven in full. The Company recognized this transaction as capital contributions receivable (a contra equity account) as the proceeds have not yet been funded by the stockholder in accordance with the asset recognition criteria for capital contributions under FASB ASC 505-10-45-2, and charged the full loan amount to additional paid-in capital at the issuance date. The loan forgiveness provisions are subject to the continued service of the officer, and therefore each loan forgiveness date is charged from the capital contribution receivable to compensation cost at the forgiveness date in the amount of the forgiven loan. Therefore, $80,667 was charged to compensation cost on each December 31, 2013, 2014, and 2015.

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SECURITIES BEING OFFERED

General

The company is offering Series A-2 Preferred Stock to investors in this offering. The Series A-2 Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, the company is qualifying up to 20,000,000 shares of Series A-2 Preferred Stock and up to 20,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part.

Investors who purchase fewer than 100,000 shares of the company’s Series A-2 Preferred Stock will become subject to the Investment Management Agreement with SI Securities LLC, a copy of which have been filed as an Exhibit to the Offering Statement of which this Offering Circular is part. That Investment Management Agreement provides SI Securities LLC with the authority to vote the shares of Series A-2 Preferred Stock held by Investors who are subject to this agreement and convert the Series A-2 Preferred Stock to Common Stock.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 100,000,000 shares of Common Stock, $0.0001 par value per share, and 55,195,931 shares of Preferred Stock, $0.0001 par value per share. The shares of Preferred Stock are designated as Series Seed Preferred Stock, Series A Preferred Stock, and Series A-2 Preferred Stock.

Series A-2 Preferred Stock

General

The company has the authority to issue 20,000,000 shares of Preferred Stock designated as “Series A-2 Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A-2 Preferred Stock first receive, simultaneously with the holders of the Series A Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series A-2 Preferred Stock in an amount at least equal to:

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●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A-2 Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o	The number of shares of Common Stock issuable upon conversion of a share Series A-2 Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A-2 Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series A-2 Original Price ($0.50 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A-2 Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A-2 Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A-2 Preferred Stock would affect the holders of the Series A-2 Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

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Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A-2 Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A-2 Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A-2 Original Issue Price by the Series A-2 Conversion Price (originally $0.50 per share). The Series A-2 Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

Anti-Dilution Rights

Holders of Series A-2 Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A-2 Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A-2 Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series A Preferred Stock

General

The company has the authority to issue 14,481,413 shares of Preferred Stock designated as “Series A Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series A Preferred Stock first receive, simultaneously with the holders of the Series A-2 Preferred Stock and Series Seed Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series A Preferred Stock in an amount at least equal to:

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series A Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

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o	The number of shares of Common Stock issuable upon conversion of a share Series A Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series A Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series A Original Price ($0.48 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

The Series A Preferred Stock is non-voting except as required under law. Generally, this means that the holders of Series A Preferred Stock may vote if any proposed amendments to the powers, preferences or special rights of the Series A Preferred Stock would affect the holders of the Series A Preferred Stock adversely, but will not adversely affect the holders of other series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series A Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series A Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series A Original Issue Price by the Series A Conversion Price (originally $0.48 per share). The Series A Conversion Price will be adjusted from time to time as described below under “Anti-Dilution Rights”.

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Anti-Dilution Rights

Holders of Series A Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series A Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series A Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Series Seed Preferred Stock

General

The company has the authority to issue 20,714,518 shares of Preferred Stock designated as “Series Seed Preferred Stock”.

Dividend Rights

The company will not declare, pay or set aside any dividends on shares of any other class or series of capital stock unless the holders of the Series Seed Preferred Stock first receive, simultaneously with the holders of Series A Preferred Stock and Series A-2 Preferred Stock, or simultaneously receive along with all holders of outstanding shares of stock, a dividend on each outstanding share of Series Seed Preferred Stock in an amount at least equal to:

●	In the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Series Seed Preferred Stock was would equal the product of:

o	The dividends payable to each share of such class or series determined, if applicable, as if all share of such class or series had been converted into Common Stock and

o	The number of shares of Common Stock issuable upon conversion of a share Series Seed Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or

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●	In the case of a dividend of any class or series that is not convertible into Common Stock, at a rate per share of Series Seed Preferred stock determined by:

o	Dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock and

o	Multiplying such fraction by an amount equal to the Series Seed Original Price ($0.271976161108161 per share); provided that, if the company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the company the dividend payable to the holders of Series Seed Preferred Stock will be calculated upon the dividend on the class or series of capital stock that would result in the highest Series Seed Preferred Stock dividend.

Voting Rights

On any matter presented to the stockholders of the company for their action or consideration each holder of Series Seed Preferred Stock will be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the Shares of Series Seed Preferred Stock are convertible as of the record date. Except as provided in other provisions the holders of Series Seed Preferred Stock will vote together with the holder of Common Stock as a single class.

The holders of shares of Series Seed Preferred Stock, exclusively and as a separate class, are entitled to elect one director of the company and the holder of shares of Common Stock not issued or issuable upon conversion of the Preferred Stock, exclusively and as a separate class, are entitled to elect two directors of the company.

At any time when at least 5,300,000 shares of Series Seed Preferred Stock are outstanding, the company will not do any of the following without the written consent or affirmative vote of the holders of at least majority of the then outstanding shares of the Series Seed Preferred Stock:

●	Liquidate, dissolve or wind-up the business and affairs of the company, effect any merger or consolidation or any other Deemed Liquidation Event or any of the foregoing;

●	Amend, alter or repeal any provisions of the Amended and Restated Certificate of Incorporation or Bylaws of the Corporation in a manner that materially and adversely affect the rights, preferences of privileges of the Series Seed Preferred Stock;

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●	Create or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock unless the same ranks junior to the Series Seed Preferred Stock with respect to the distributions of assets on the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, or increase the authorized number of shares of Series Seed Preferred Stock of increase the authorized number of shares of any additional class or series of capital stock unless the same ranks junior to the Series Seed Preferred stock with the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption;

●	Reclassify, alter or amend any existing security of the company that is pari passu with the Series Seed Preferred stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior to the Series Seed Preferred Stock in respect of any such right, preference, or privilege or reclassify, alter or amend any existing security of the company that is junior to the Series Seed Preferred Stock in respect of the liquidation, dissolution or winding up of the company, the payment of dividends and rights of redemption, if such reclassification, alteration or amendment would render such other security senior or pari passu with the Series Seed Preferred Stock in respect of any such right, preference or privilege;

●	Purchase or redeem or pay or declare any dividends or make any distribution on, any share of capital stock of the company other than (i) redemption of or dividends or distributions on the Series Seed Preferred Stock as expressly authorized in the [Amended and Restated Certificate of Incorporation], (ii) dividends or other distributions payable on the Common Stock solely in the form of additional shares of Common Stock, (iii) repurchases of stock from former employees, officers, directors, consultant or other persons who performed services for the company or any subsidiary in connection with the cessation of such employment or service at either the original purchase price or the then-current fair market value or (iv) as approved by the Board of Directors; or

●	Create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the company, or sell, transfer or otherwise dispose of any capital stock of any direct or indirect subsidiary of the company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose of all or substantially all of the assets of such subsidiary.

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Right to Receive Liquidation Distributions

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, holders of Series Seed Preferred Stock will be entitled to be paid out of the assets of the company available for distribution to its stockholders before any payment will be made to the holders of Common Stock.

Terms of Conversion

Each share of Series Seed Preferred Stock will be convertible, at the option of the holder, at any time and from time to time, and without the payment of additional consideration by the holder, into such number of fully paid and non-assessable shares of the Common Stock as determined by dividing the shares of Series Seed Original Issue Price by the Series Seed Conversion Price ($0.271976161108161 per share).

Anti-Dilution Rights

Holders of Series Seed Preferred Stock have the benefit of anti-dilution protective provisions that will be applied to adjust the number of shares of Common Stock issuable upon conversion of the shares of the Series Seed Preferred Stock. If equity securities are subsequently issued by the company at a price per share less than the conversion price of the Series Seed Preferred Stock then in effect, the conversion price of the Series Seed Preferred Stock will be adjusted using a broad-based, weighted-average adjustment formula as set out in the Amended and Restated Certificate of Incorporation.

Common Stock

General

The dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers, and preferences of the holders of the Preferred Stock.

Voting Rights

Holders of Common Stock are entitled to one vote for each share of Common Stock held at all meetings of the Stockholders and written actions in lieu of meetings, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In any event of any voluntary or involuntary liquidation, dissolution or winding up of the company or Deemed Liquidation Event, after the payment of all preferential amounts required to paid to holders of Series Seed Preferred Stock and Series A Preferred Stock, the remaining assets of the company available for distribution to its stockholders will be distributed among the holders of Common Stock on a pro rata basis by the number of shares held by each holder.

Rights and Preferences

Holders of the company's Common Stock have no preemptive, conversion, or other rights, and there are no redemptive or sinking fund provisions applicable to the company's Common Stock.

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PLAN OF DISTRIBUTION AND SELLING SECURITY HOLDERS

Plan of Distribution

The company is offering a minimum of 400,000 and up to 20,000,000 shares of Series A-2 Preferred Stock. The Series A-2 Preferred Stock may be converted into the Common Stock of the company at the discretion of each investor, or automatically upon the occurrence of certain events, like an Initial Public Offering. As such, the company is qualifying up to 20,000,000 shares of Series A-2 Preferred Stock and up to 20,000,000 shares of Common Stock under this Offering Statement, of which this Offering Circular is part. The company has engaged SI Securities LLC as its sole and exclusive placement agent to assist in the placement of its securities. SI Securities LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering:

Per Share
Public Offering Price	$0.50
Placement Agent Commissions	$0.0375
Proceeds, before expenses, to us	$0.4625

Placement Agent Warrants

The company has agreed to issue to SI Securities, LLC, for nominal consideration, a warrant to purchase up to a total of 5% of the shares of Series A-2 Preferred Stock. The Placement Agent warrant is not covered by the current Offering. The shares of Series A-2 Preferred Stock issuable upon exercise of this warrant will have identical rights, preferences, and privileges to those being offered by this Offering Circular. This warrant will (i) be exercisable at 100% of the per share public offering price; (ii) be exercisable until the date that is 5 years from the qualification date of this offering; (iii) contain automatic cashless exercise provisions upon a liquidity event or expiration; (iv) contain customary weighted average anti-dilution price protection provisions and immediate cashless exercise provisions and will not be callable by the company; (v) contain customary reclassification, exchange, combinations or substitution provisions (including with respect to convertible indebtedness); and (vi) contain other customary terms and provisions. The exercise price and number of shares issuable upon exercise of the warrant may be adjusted in certain circumstances including in the event of a share dividend, or the company's recapitalization, reorganization, merger or consolidation.

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This warrant has been deemed compensation by FINRA and is therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither this warrant nor any securities issuable upon exercise of this warrant may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the qualification economic disposition of such securities by any person for a period of 180 days immediately following the qualification date or commencement of sales of this offering, except to any placement agent and selected dealer participating in the offering and their bona fide officers or partners and except as otherwise provided for in FINRA Rule 5110(g)(2). In addition, this warrant grants its holders “piggyback” registration rights for periods of seven years from the qualification date of this offering.

Other Terms

Except as set forth above, the company is not under any contractual obligation to engage SI Securities, LLC to provide any services to the company after this offering, and has no present intent to do so. However, SI Securities, LLC may, among other things, introduce the company to potential target businesses or assist the company in raising additional capital, as needs may arise in the future. If SI Securities, LLC provides services to the company after this offering, the company may pay SI Securities, LLC fair and reasonable fees that would be determined at that time in an arm’s length negotiation.

SI Securities, LLC intends to use an online platform provided by SeedInvest Technology, LLC, an affiliate of SI Securities, LLC, at the domain name www.seedinvest.com (the “Online Platform”) to provide technology tools to allow for the sales of securities in this offering. In addition, SI Securities, LLC may engage selling agents in connection with the Offering to assist with the placement of securities.

Selling Securityholders

No securities are being sold for the account of securityholders; all net proceeds of this offering will go to the company.

Investors’ Tender of Funds

After the Offering Statement has been qualified by the Commission, the company will accept tenders of funds to purchase the Series A-2 Preferred Stock. The company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date), provided that the minimum offering amount has been met. Investors may subscribe by tendering funds via wire or ACH, checks will not be accepted. Tendered funds will remain in escrow until both the minimum offering amount has been reached and a closing has occurred. However, in the event we have not sold the minimum amount of shares by the date that is one year from the qualification of this offering with the Commission, or sooner terminated by the company, any money tendered by potential investors will be promptly returned by the Escrow Agent. Upon closing, funds tendered by investors will be made available to the company for its use.

44

The minimum investment in this offering is $1,000, or 2,000 shares of Series A-2 Preferred Stock. Investors participating in the SeedInvest Auto Invest program have a lower investment minimum in this offering of $200, or 400 shares.

Investors will be required to subscribe to the Offering via the Online Platform and agree to the terms of the Offering and subscription agreement (copies of which have been filed as an Exhibit to the Offering Statement of which this Offering Circular is part). The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

45

FINANCIAL STATEMENTS FOR THE FISCAL YEARS ENDING DECEMBER 31, 2016 AND DECEMBER 31, 2015

Denim.LA, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2016 and 2015

46

DENIM.LA, INC.

47

To the Board of Directors of

Denim.LA, Inc.

Los Angeles, California

INDEPENDENT AUDITOR’S REPORT

Report on the Financial Statements

We have audited the accompanying financial statements of Denim.LA, Inc., which comprise the balance sheets as of December 31, 2016 and 2015, and the related statements of operations, changes in stockholders’ deficiency, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatements.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

48

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Denim.LA, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended, in accordance with accounting principles generally accepted in the United States of America.

Emphasis of a Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not generated profits since inception, has sustained net losses of $2,260,910 and $1,652,863 for the years ended December 31, 2016 and 2015, respectively, and has an accumulated deficit of $8,950,387 and $6,689,477 as of December 31, 2016 and 2015, respectively. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $1,395,579 and $789,052 as of December 31, 2016 and 2015, respectively. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Artesian CPA, LLC

Denver, Colorado

April 26, 2017

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

49

DENIM.LA, INC.

BALANCE SHEETS

As of December 31, 2016 and 2015

	2016	2015

ASSETS
Current Assets:
Cash and cash equivalents	$179,012	$-
Other receivables	12,275	13,733
Related party loans receivable	389,727	124,069
Inventory	833,434	317,030
Deferred offering costs	48,099	-
Prepaid expenses	18,533	4,785
Total Current Assets	1,481,080	459,617

Non-Current Assets:
Property and equipment at cost, net	16,689	34,938
Software at cost, net	9,603	25,245
Deposits	22,764	22,764
Total Non-Current Assets	49,056	82,947

TOTAL ASSETS	$1,530,136	$542,564

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

50

DENIM.LA, INC.

BALANCE SHEETS

As of December 31, 2016 and 2015

	2016	2015

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Liabilities:
Current Liabilities:
Accounts payable	$1,276,817	$344,729
Cash - overdraw	-	275
Accrued expenses	81,305	58,329
Deferred revenue	27,391	8,976
Other liabilities	216,952	137,386
Sales tax liability	21,586	92,439
Advance from related party	23,000	12,000
Employee backpay - related party	501,033	315,585
Accrued interest payable	48,423	2,844
Business loan	455,152	-
Short-term loan payable	-	200,255
Promissory notes payable	-	25,000
Promissory notes payable - related parties	225,000	50,851
Total Current Liabilities	2,876,659	1,248,669
Long-Term Liabilities:
Convertible notes payable	-	361,079
Total Liabilities	2,876,659	1,609,748

Stockholders' Equity (Deficiency):
Series Seed convertible preferred stock, $0.0001 par, 20,714,518 shares authorized, 20,714,518 and 20,714,518 shares issued and outstanding at December 31, 2016 and 2015, respectively. Convertible into one share of common stock. Liquidation preference of $6,991,150 and $6,991,150 as of December 31, 2016 and 2015, respectively.	2,071	2,071
Series A convertible preferred stock, $0.0001 par, 14,481,413 shares authorized, 4,054,227 and 0 shares issued and outstanding at December 31, 2016 and 2015, respectively. Convertible into one share of common stock. Liquidation preference of $1,946,029 and $0 as of December 31, 2016 and 2015, respectively.	405	-
Common Stock, $0.0001 par, 72,000,000 shares authorized, 10,377,615 and 9,396,362 shares issued and outstanding, 10,377,615 and 8,690,529 vested as of December 31, 2016 and 2015, all respectively.	1,038	940
Additional paid-in capital	7,602,504	5,621,436
Capital contribution receivable	(2,154)	(2,154)
Accumulated deficit	(8,950,387)	(6,689,477)
Total Stockholders' Equity (Deficiency)	(1,346,523)	(1,067,184)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$1,530,136	$542,564

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

51

DENIM.LA, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2016 and 2015

	2016	2015

Net revenues	$2,500,306	$1,720,432
Costs of net revenues	1,541,664	1,073,194
Gross Profit	958,642	647,238

Operating Expenses:
Sales & marketing	1,143,208	569,975
Compensation & benefits	1,008,590	985,313
General & administrative	779,204	633,408
Professional fees	135,634	168,610
Total Operating Expenses	3,066,636	2,357,306
Loss from operations	(2,107,994)	(1,710,068)

Other Income (Expense):
Interest expense	(170,440)	(85,954)
Interest expense - convertible note discount	(127,563)	-
Interest income - related party	-	3,428
Non-operating income	145,087	139,731
Total Other Income (Expense)	(152,916)	57,205

Provision for Income Taxes	-	-

Net Loss	$(2,260,910)	$(1,652,863)

Weighted-average vested common shares outstanding
-Basic and Diluted	9,499,201	7,161,227
Net loss per common share
-Basic and Diluted	$(0.24)	$(0.23)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

52

DENIM.LA, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

For the years ended December 31, 2016 and 2015

	Series Seed Convertible Preferred Stock		Series A Convertible Preferred Stock		Common Stock			Capital		Total Stockholders'
	Number of Shares	Amount	Number of Shares	Amount	Number of Shares	Amount	Additional Paid- In Capital	Contribution Receivable	Accumulated Deficit	Equity (Deficiency)

Balance at December 31, 2014	19,078,350	$1,907	-	$-	9,396,362	$940	$4,924,729	$(82,821)	$(5,036,614)	$(191,859)

Stock based compensation	-	-	-	-	-	-	251,871	-	-	251,871
Issuance of preferred stock	1,636,168	164	-	-	-	-	444,836	-	-	445,000
Officer compensation - forgiven note	-	-	-	-	-	-	-	80,667	-	80,667
Net loss	-	-	-	-	-	-	-	-	(1,652,863)	(1,652,863)
Balance at December 31, 2015	20,714,518	$2,071	-	$-	9,396,362	$940	$5,621,436	$(2,154)	$(6,689,477)	$(1,067,184)

Stock based compensation	-	$-	-	$-	-	$-	$160,215	$-	$-	$160,215
Issuance of preferred stock	-	-	2,072,822	207	-	-	994,228	-	-	994,435
Offering costs	-	-	-	-	-	-	(251,723)	-	-	(251,723)
Conversion of convertible notes payable	-	-	1,981,405	198	981,253	98	950,785	-	-	951,081
Beneficial conversion feature discount	-	-	-	-	-	-	127,563	-	-	127,563
Net loss	-	-	-	-	-	-	-	-	(2,260,910)	(2,260,910)
Balance at December 31, 2016	20,714,518	$2,071	4,054,227	$405	10,377,615	$1,038	$7,602,504	$(2,154)	$(8,950,387)	$(1,346,523)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

53

DENIM.LA, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2016 and 2015

	2016	2015
Cash Flows From Operating Activities
Net Loss	$(2,260,910)	$(1,652,863)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	42,218	61,006
Stock compensation expense	160,215	251,871
Stock compensation on forgiven promissory notes	-	80,667
Discount on convertible note conversion	127,563	-
Changes in operating assets and liabilities:
(Increase)/Decrease in other receivable	1,458	382
(Increase)/Decrease in related party loans receivable	(312,294)	(45,987)
(Increase)/Decrease in inventory	(516,404)	29,539
Increase/(Decrease) in prepaid expenses	(13,768)	(23)
Increase/(Decrease) in deferred offering costs	(48,099)	-
Increase/(Decrease) in deposits	-	950
Increase/(Decrease) in accounts payable	932,090	(45,016)
Increase/(Decrease) in cash overdraw	(275)	(1,141)
Increase/(Decrease) in accrued expenses	22,994	21,530
Increase/(Decrease) in deferred revenue	18,415	(7,064)
Increase/(Decrease) in other liabilities	79,570	71,521
Increase/(Decrease) in sales tax liability	(70,853)	(104)
Increase/(Decrease) in employee backpay - related party	185,448	201,874
Increase/(Decrease) in accrued interest payable	45,579	2,844
Net Cash Used In Operating Activities	(1,607,053)	(1,030,014)

Cash Flows From Investing Activities
Purchase of property and equipment	(8,327)	(1,320)
Net Cash Used In Investing Activities	(8,327)	(1,320)

Cash Flows From Financing Activities
Advance from related party	11,000	-
Proceeds from related party notes, net of repayment	125,000	-
Proceeds from issuance of preferred stock	994,435	445,000
Offering costs	(251,723)	-
Net proceeds/(repayments) from short-term loan payable	(200,255)	200,255
Proceeds/(repayments) from promissory note payable	(29,217)	25,000
Proceeds from business loan, net of repayments	455,152	-
Issuance of convertible notes payable	690,000	361,079
Net Cash Provided By Financing Activities	1,794,392	1,031,334

Net Change In Cash	179,012	-

Cash at Beginning of Period	-	-
Cash at End of Period	$179,012	$-

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$124,861	$83,110

Supplemental Disclosure of Non-Cash Financing Activities
Conversion of convertible notes payable	$951,081	$-

See accompanying Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

54

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

NOTE 1: NATURE OF OPERATIONS

Denim.LA, Inc. (the “Company”), is a corporation organized September 17, 2012 under the laws of Delaware as a limited liability company under the name Denim.LA LLC. The Company converted to a Delaware corporation on January 30, 2013 and changed its name to Denim.LA, Inc. The Company does business under the name DSTLD. The Company sells premium denim and other products direct to consumers.

NOTE 2: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not generated profits since inception, has sustained net losses of $2,260,910 and $1,652,863 for the years ended December 31, 2016 and 2015, respectively, has an accumulated deficit of $8,950,387 and $6,689,477 as of December 31, 2016 and 2015, respectively. The Company lacks liquidity to satisfy obligations as they come due and current liabilities exceed current assets by $1,395,579 and $789,052 as of December 31, 2016 and 2015, respectively. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2015, the Company had a negative cash balance of $275.

See accompanying Independent Auditor’s Report

55

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Capital Contribution Receivable

The Company records stock issuances at the effective date. If the contribution is not funded upon issuance, the Company records a capital contribution receivable as an asset on a balance sheet. When contributed capital receivables were not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the contributed capital is reclassified as a contra account to stockholders’ equity (deficit) on the balance sheet.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Inventory

Inventory is stated at the lower of cost or market and accounted for using the weighted average cost method. The inventory balances as of December 31, 2016 and 2015 consist of products purchased for resale and any materials the Company purchased to modify the products. The Company has outsourced the warehousing and fulfillment of its inventory to a third party.

Capital Assets

Property, equipment, and software are recorded at cost. Depreciation/amortization is recorded for property, equipment, and software using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives, whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balances at December 31, 2016 and 2015 consist of software with 3 year lives and property and equipment with 3-10 year lives.

See accompanying Independent Auditor’s Report

56

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Depreciation and amortization charges on property, equipment, and software are included in general and administrative expenses and amounted to $42,218 and $61,006 as of December 31, 2016 and 2015, respectively. Capital assets as of December 31, 2016 and 2015 are as follows:

	2016	2015

Computer equipment	$43,111	$36,884
Furniture and fixtures	4,384	2,284
Leasehold improvements	81,325	81,325
	128,820	120,493
Accumulated Depreciation	(112,131)	(85,555)

Property and Equipment, net	$16,689	$34,938

Depreciation Expense	$26,575	$45,364

Software (website and related)	$52,200	$52,200
Accumulated Amortization	(42,597)	(26,955)

Software, net	$9,603	$25,245

Amortization Expense	$15,643	$15,642

Convertible Instruments

U.S. GAAP requires companies to bifurcate conversion options from their host instruments and account for them as free standing derivative financial instruments according to certain criteria. The criteria include circumstances in which (a) the economic characteristics and risks of the embedded derivative instrument are not clearly and closely related to the economic characteristics and risks of the host contract, (b) the hybrid instrument that embodies both the embedded derivative instrument and the host contract is not re-measured at fair value under otherwise applicable generally accepted accounting principles with changes in fair value reported in earnings as they occur and (c) a separate instrument with the same terms as the embedded derivative instrument would be considered a derivative instrument. An exception to this rule is when the host instrument is deemed to be conventional as that term is described under applicable U.S. GAAP.

When the Company has determined that the embedded conversion options should not be bifurcated from their host instruments, the Company records, when necessary, discounts to convertible notes for the intrinsic value of conversion options embedded in debt instruments based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note.  Debt discounts under these arrangements are amortized over the term of the related debt to their stated date of redemption. The Company also records, when necessary, deemed dividends for the intrinsic value of conversion options embedded in preferred shares based upon the differences between the fair value of the underlying common stock at the commitment date of the transaction and the effective conversion price embedded in the preferred shares.

See accompanying Independent Auditor’s Report

57

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Revenue Recognition

The Company recognizes revenue when: (1) persuasive evidence exists of an arrangement with the customer reflecting the terms and conditions under which products or services will be provided; (2) delivery has occurred or services have been provided; (3) the fee is fixed or determinable; and (4) collection is reasonably assured. The Company typically collects revenue upon sale and recognizes the revenue when the item has shipped. Orders that have been placed and paid as of year-end but have not been shipped are recorded to deferred revenue. Sales tax is collected on sales in California and these taxes are recorded as a liability until remittance. The Company estimates returns based on its historic results and return policy in place at the sale date, and records an allowance against revenues for this estimate. Liabilities are recorded for promotional credits and store credit issued to customers.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.  We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

See accompanying Independent Auditor’s Report

58

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Net Earnings or Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share.  Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net earnings or loss per share if their inclusion would be anti-dilutive, and consist of the following:

	2016	2015

Stock warrants	10,000	10,000
Series Seed Preferred Stock (convertible to common stock)	20,714,518	20,714,518
Series A Preferred Stock (convertible to common stock)	4,054,227	-
Convertible notes	-	1,671,662
Stock options	10,484,319	10,484,319
Total potentially dilutive shares	35,263,064	32,880,499

As all potentially dilutive securities are anti-dilutive as of December 31, 2016 and 2015, diluted net loss per share is the same as basic net loss per share for each year.

NOTE 4: STOCKHOLDERS’ DEFICIENCY

Common Stock

The Company authorized 72,000,000 and 49,000,000 shares of common stock at $0.0001 par value as of December 31, 2016 and 2015, respectively. As of December 31, 2016 and 2015, 10,377,615 and 9,396,362 shares of common stock were issued and outstanding.

During 2016, 981,253 shares of common stock were issued in conjunction with the conversion of convertible notes payable, as discussed in Note 5.

Certain stock issuances were conducted under terms of restricted stock purchase agreements and are subject to vesting terms ranging from immediate to four years contingent upon continuous service with the Company, which provide the Company the right to repurchase unvested shares at the original purchase price. As of December 31, 2016 and 2015, 10,377,615 and 8,690,529 of the issued and outstanding shares had vested. No shares remained unvested as of December 31, 2016.

The Company has reserved 16,495,222 shares of its common stock pursuant to the 2013 Stock Plan. 10,484,319 stock options are outstanding as of each December 31, 2016 and 2015.

Common stockholders having voting rights of one vote per share. The voting, dividend, and liquidation rights of the holders of common stock are subject to and qualified by the rights, powers, and preferences of preferred stockholders.

See accompanying Independent Auditor’s Report

59

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Convertible Preferred Stock

On October 3, 2014, the Company amended its Certificate of Incorporation to authorize 21,209,487 shares of $0.0001 par preferred stock. In June 2016, the Certificate of Incorporation was amended to increase the authorized preferred stock to 38,800,000 shares of $0.0001 par preferred stock. The Company designated 20,714,518 shares of preferred stock as Series Seed Preferred Stock and 14,481,413 shares of preferred stock as Series A Preferred Stock. As of December 31, 2016 and 2015, 20,714,518 and 20,714,518 shares of Series Seed Preferred Stock were issued and outstanding, and 4,054,227 and 0 shares of Series A Preferred Stock were issued and outstanding, both respectively.

Series Seed Preferred Stock holders are entitled to vote on an as converted basis, while Series A Preferred Stock holders do not have voting privileges. The preferred stockholders have certain dividend preferences over common stockholders. The preferred stock are subject to an optional conversion right, where the preferred stock are convertible into fully paid and non-assessable shares of common stock at a 1:1 rate, with certain dilution protections. The preferred stockholders are entitled to a liquidation preference over common stockholders of the greater of: 1) the preferred stock purchase price ($0.27 per share for Series Seed Preferred Stock and $0.48 per share for Series A Preferred Stock) multiplied by a multiple of 1.00 for Series A Preferred Stock and 1.00 or 1.25 depending upon certain conditions defined the articles of incorporation for the Series Seed Preferred Stock; 2) on an as converted to common stock at the liquidation date. Based on circumstances in place as of December 31, 2016 and 2015, the liquidation preference on the Series Seed Preferred Stock was subject to the 1.25 multiple and the liquidation preferred on the Series A Preferred Stock was subject to a multiple of 1.00. The total liquidation preferences as of December 31, 2016 and 2015 amounted to $8,937,179 and $6,991,150, respectively.

The Company issued its Series Seed Preferred Stock during 2014 and 2015, resulting in the issuance of 5,020,221 shares of preferred stock at an issuance price of $0.27 per share. These issuances provided proceeds of $0 and $445,000 for the years ended December 31, 2016 and 2015, respectively.

In 2016, the Company closed on several stock issuance rounds of its Series A Preferred Stock financing conducted under Regulation A, resulting in the issuance of 2,072,822 shares of Series A Preferred Stock at a price per share of $0.48, providing total proceeds of $994,435 for the year ended December 31, 2016. The Regulation A offering remains open in 2017 and additional issuances have continued throughout 2017 through the issuance of these financial statements, as discussed in Note 12.

The 2016 Series A Preferred Stock issuances triggered conversion of all convertible notes payable outstanding in September 2016 under the conversion terms. This resulted in relieving $951,081 of principal on the convertible notes outstanding on the conversion date into 1,981,405 shares of Series A Preferred Stock and 981,253 shares of common stock.

See accompanying Independent Auditor’s Report

60

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

NOTE 5:  LONG-TERM DEBT

Short-Term Loan Payable

In January 2015, the Company entered into a short-term loan agreement in the amount of $150,000, bearing interest at 39%. The loan called for 378 daily payments of $552. In August 2015, the loan was modified to increase the loan amount to $250,000, reduce the interest rate to 32.3%, and change the daily payment to $1,050 per day for a term of 315 daily payments. The balance due as of December 31, 2015 was $200,255. On May 18, 2016, the Company repaid the outstanding balance in full and closed this note. Interest expense (inclusive of penalties and fees) of $40,524 and $82,223 was recorded on this note during the years ended December 31, 2016 and 2015, respectively.

Promissory Notes Payable

In January 2013, the Company issued two non-convertible notes payable to related parties in the aggregate principal amount of $50,644. Interest on the notes is 0.21%. The notes are payable on demand and were outstanding in the amount of $50,851 as of December 31, 2015. During the year ended December 31, 2016, the Company repaid one of these notes in the principal amount of $4,215 and transferred the other against a related party receivable with the same party in the amount of $46,636. As of December 31, 2016, these balances were therefore zero.

In November 2015, the Company issued an unsecured promissory note for $25,000, bearing interest at 2% per annum and maturing on December 31, 2015. The note was not paid on the due date and remained outstanding at December 31, 2015 in the full principal amount. During the year ended December 31, 2016, the Company repaid this balance in full, and therefore the balance was zero as of December 31, 2016.

Convertible Notes Payable – 2015 and 2016 Issuances

Between September 2015 and May 2016, the Company issued twenty-one convertible promissory notes of varying amounts, subject to automatic conversion upon a qualified equity financing in excess of $1,500,000 (inclusive of the notes) and optional conversion upon a non-qualified equity financing, as defined in the note agreements. The notes’ conversion rate includes a 20% discount to the lowest price in the qualified or non-qualified equity financing round, or at the quotient obtained by dividing the valuation cap of $15,000,000 by the fully-diluted capital at the date of the conversion if the valuation at the qualified equity financing exceeds the valuation cap. The conversion provisions provide that the notes are convertible into the number of preferred stock obtained by dividing the outstanding principal by the undiscounted conversion price plus the number of common stock obtained by dividing the outstanding principal by the discounted conversion price minus the number of preferred stock converted shares. The total principal outstanding of these issuances amounted to $361,079 as of December 31, 2015, where one note for $100,000 was classified as a convertible note as of December 31, 2015, then subsequently reclassified to a non-convertible promissory note during 2016. Total issuances for the year ended December 31, 2016 were $690,000. Interest accrued on the notes at the Wall Street Journal Prime (3.75% and 3.50% as of each December 31, 2016 and 2015, respectively) until maturity or conversion, and accrued interest payable on these notes was $18,750 and $2,844 as of December 31, 2016 and 2015, respectively, where the unpaid interest at conversion had not yet been paid out as of December 31, 2016. Accrued interest was not convertible on these notes. The notes have a 36-month term with each 2015 issuance expiring in 2018 and each 2016 issuance expiring in 2019, when all principal and accrued interest comes due. The 2016 Series A Preferred Stock issuances discussed in Note 4 triggered conversion of all convertible notes payable outstanding in September 2016 under the conversion terms. This resulted in relieving $951,081 of principal on the convertible notes outstanding on the conversion date into 1,981,405 shares of Series A Preferred Stock and 981,253 shares of common stock.

See accompanying Independent Auditor’s Report

61

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

The Company determined that these notes contained a beneficial conversion feature contingent upon a future event due to the discounted conversion provisions. Following FASB ASC 470-20, the Company determined the intrinsic value of the conversion features on these convertible notes based on the issuance date fair value of the Company’s stock and the discounted conversion features. In accordance with FASB ASC 470-20, a contingent beneficial conversion feature in an instrument that becomes convertible only upon the occurrence of a future event outside the control of the holder is not recognized in earnings until the contingency is resolved. Therefore, these beneficial conversion features were not recorded as note discounts at the issuance dates of the notes, but rather, were recognized effective on the conversion date in September 2016, resulting in the recognition of the fair value of the conversion features to paid-in capital and interest expense in the amount of $127,563.

As of each December 31, 2016, all notes had been converted and therefore the outstanding balance was $0.

Business Loan

On May 18, 2016, the Company closed on a loan with MBMJ Capital LLC dba Continental Business Credit, which includes the following funding mechanisms. The loans require a minimum monthly interest charge of $2,500, are subject to a default rate of an additional 7% on the stated interest rates, and required a $10,000 facility fee at closing.

Revolving Inventory Finance Facility: The Company may borrow up to 50% of the book value of all eligible inventory in its possession. The balance of the loan is to be paid down daily with proceeds from the sale of inventory. The loan is revolving, and therefore the Company can continue to draw on the note up to 50% of eligible inventory as the loan is being paid down. The maximum credit limit for this loan is $1,000,000. This loan bears interest at prime plus 11.75%, with a minimum rate of 15%. The loan has a one year term. The balance outstanding on this note as of December 31, 2016, inclusive of accrued interest, was $455,152.

Term Loan: This term loan provides Continental Business Credit a valid and senior security interest in all assets of the Company. The term loan has a maximum balance of $300,000. The term loan bears interest at 24%, with a default rate of 31%. All principal on the term loan is due July 31, 2016 and interest is due and payable monthly. The term loan may be extended for up to 90 days at the lenders discretion for a principal amount not to exceed $150,000, subject to an extension fee. The term loan was repaid during 2016.

Total interest recognized on these notes for the year ended December 31, 2016 was $79,337.

See accompanying Independent Auditor’s Report

62

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

NOTE 6:  INCOME TAXES

Deferred taxes are recognized for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets using accelerated depreciation methods for income tax purposes, share-based compensation expense, and for net operating loss carryforwards. As of December 31, 2016 and 2015, the Company had net deferred tax assets of $2,899,326 and $1,808,171, respectively.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to taxable losses for the years ended December 31, 2016 and 2015, cumulative losses through December 31, 2016, and no history of generating taxable income. Therefore, valuation allowances of $2,899,326 and $1,808,171 were recorded as of December 31, 2016 and 2015, respectively. Accordingly, no provision for income taxes has been recognized for the years ended December 31, 2016 and 2015. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimates to be 39.8%.

The Company’s ability to utilize net operating loss carryforwards will depend on its ability to generate adequate future taxable income. At December 31, 2016 and 2015, the Company had net operating loss carryforwards available to offset future taxable income in the amounts of $7,166,848 and $5,217,788, which may be carried forward and will expire between 2033 and 2036 in varying amounts.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 7: SHARE-BASED PAYMENTS

Warrants

In February 2014, the Company issued 10,000 warrants to purchase shares of common stock under a board advisory agreement for advisory services provided to the Company. The shares available under this warrant vest prorata over two years on a monthly basis (1/24 vest per month). The stock purchase warrants expire at the earliest of: five years after their date of issuance (2019), any change in control, or an initial public offering. The exercise price for the common stock warrants is $0.15 per share. The number of shares or exercise price will be adjusted in the event of any stock dividend, stock splits or recapitalization of the Company. The Company determined the fair value of these warrants under a Black-Scholes calculation was de minimus and therefore did not record an adjustment to additional paid-in capital for the value of the services received in exchange for these warrants. As of December 31, 2016 and 2015, 10,000 and 9,167 warrants had vested, respectively.

See accompanying Independent Auditor’s Report

63

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Stock Plan

The Company has adopted the 2013 Stock Plan, as amended and restated (the “Plan”), which provides for the grant of shares of stock options, stock appreciation rights, and stock awards (performance shares) to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the Plan was 16,495,222 and 12,742,395 shares as of December 31, 2016 and 2015, respectively. The option exercise price generally may not be less than the underlying stock’s fair market value at the date of the grant and generally have a term of ten years. The amounts granted each calendar year to an employee or non-employee is limited depending on the type of award. Stock options comprise all of the awards granted since the Plan’s inception. Shares available for grant under the Plan amounted to 5,922,903 and 2,170,076 as of December 31, 2016 and 2015, respectively.

Vesting generally occurs over a period of immediately to four years. A summary of information related to stock options for the years ended December 31, 2016 and 2015 is as follows:

	December 31, 2016		December 31, 2015
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price

Outstanding - beginning of year	10,484,319	$0.12	4,629,319	$0.15
Granted	-		5,855,000	$0.10
Exercised	-		-
Forfeited	-		-
Outstanding - end of year	10,484,319	$0.12	10,484,319	$0.12

Exercisable at end of year	9,040,590	$0.13	6,309,775	$0.13

Weighted average grant date fair value of options granted during year	N/A		$0.060

Weighted average duration (years) to expiration of outstanding options at year-end	8.10		9.47

The Company measures employee stock-based awards at grant-date fair value and recognizes employee compensation expense on a straight-line basis over the vesting period of the award. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions, including the fair value of the Company’s common stock, and for stock options, the expected life of the option, and expected stock price volatility. The Company used the Black-Scholes option pricing model to value its stock option awards. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

See accompanying Independent Auditor’s Report

64

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

The expected life of stock options was estimated using the “simplified method,” which is the midpoint between the vesting start date and the end of the contractual term, as the Company has limited historical information to develop reasonable expectations about future exercise patterns and employment duration for its stock options grants. The simplified method is based on the average of the vesting tranches and the contractual life of each grant. For stock price volatility, the Company uses comparable public companies as a basis for its expected volatility to calculate the fair value of options grants. The risk-free interest rate is based on U.S. Treasury notes with a term approximating the expected life of the option. The estimation of the number of stock awards that will ultimately vest requires judgment, and to the extent actual results or updated estimates differ from the Company’s current estimates, such amounts are recognized as an adjustment in the period in which estimates are revised. The assumptions utilized for option grants during the years ended December 31, 2015 and 2014 are as follows:

	2016	2015

Risk Free Interest Rate	N/A	1.62%
Expected Dividend Yield	N/A	0.00%
Expected Volatility	N/A	73.00%
Expected Life (years)	N/A	5.00
Fair Value per Stock Option	N/A	$0.06

Stock-based compensation expense of $160,215 and $251,871 was recognized under FASB ASC 718 for the years ended December 31, 2016 and 2015, respectively. Total unrecognized compensation cost related to non-vested stock option awards amounted to $89,150 and $249,365 for the years December 31, 2016 and 2015, respectively.

NOTE 8: RELATED PARTY TRANSACTIONS

Related Party Loans Receivable

The Company has loaned funds to two officers of the Company throughout the life of the business, which amounted to $389,727 and $124,069 as of December 31, 2016 and 2015. These loans are payable on demand and do not bear interest.

Related Party Advance Payable

A family member of an officer advanced the Company $12,000 during 2014. This amount remains unpaid and outstanding in the balance of $3,000 and $12,000 as of December 31, 2016 and 2015, respectively.

This individual also owns and controls a company that provided accounting services to the Company at a rate of $2,500 per month commencing in 2015 through April 2016. $20,000 and $10,000 was due under this arrangement as of December 31, 2016 and 2015, respectively.

Promissory Notes Payable:

The Company issued promissory notes payable to two founders of the Company during 2013. These notes bear interest at 0.21%, are payable on demand, and have a combined principal balance due of $0 and $50,851 as of December 31, 2016 and 2015, respectively. As discussed in Note 5, these notes were relieved during the year ended December 31, 2016.

See accompanying Independent Auditor’s Report

65

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

During 2016, the Company issued two promissory notes to related parties with combined outstanding principal balances of $225,000 as of December 31, 2016. The notes are payable on demand. These notes bear interest at 20%. Interest expense of $31,403 was recognized on these notes during 2016, and $29,673 remains unpaid and outstanding as of December 31, 2016.

Employee Backpay:

Two officers of the Company have deferred their salary during portions of 2014, 2015, and 2016 due to cash flow needs of the Company. The amounts payable under these arrangements as of December 31, 2016 and 2015 were $501,033 and $315,585, respectively.

Payment Processor:

The Company’s backend payment processor’s majority shareholder is a director of the company.

Officer Stock Issuance and Promissory Note:

On October 14, 2013, the Company issued 2,688,889 shares of $0.0001 par common stock at a price of $0.09 per share to an officer of the company under a restricted stock purchase agreement. The Company determined the fair value per share at the issuance date was $0.15 per share. The shares are subject to vesting provisions where 268,889 shares vested immediately upon issuance, and the remaining 2,420,000 shares vested prorata over a period of 36 months (67,222 shares per month). 2,151,111 and 1,344,445 shares have vested as of December 31, 2015 and 2014, respectively.

The $242,000 proceeds from this common stock issuance were received by the Company in the form of a promissory note due from the officer to the Company. The note calls for interest at Wall Street Journal Prime Rate plus 1% (currently 4.25%), annual interest payments due on the note anniversary date, and a maturity date of the earlier of October 14, 2018, termination of the officer’s service to the Company, or upon default of the promissory note. Related party interest income on this note receivable amounted to a cumulative total of $12,483 as of each December 31, 2016 and 2015, and was included in the related party loans receivable discussed above. The promissory note is secured by the 2,688,889 shares of common stock (vested and unvested) issued in conjunction with the promissory note. The Company agreed to forgive this promissory note contingent upon the officer’s continued service with the Company, with $80,667 of principal being forgiven on each December 31, 2013, 2014, and 2015, thereby forgiving the entire principal balance. The Company further agreed that upon voluntary or involuntary termination of service, where the Company repurchases unvested shares issued in conjunction with this promissory note, the portion of the promissory note equal to the repurchase price of the unvested shares will be immediately due, and the remaining portion of outstanding principal and accrued interest will be forgiven in full. The Company recognized this transaction as capital contributions receivable (a contra equity account) as the proceeds have not yet been funded by the stockholder in accordance with the asset recognition criteria for capital contributions under FASB ASC 505-10-45-2, and charged the full loan amount to additional paid-in capital at the issuance date. The loan forgiveness provisions are subject to the continued service of the officer, and therefore each loan forgiveness date is charged from the capital contribution receivable to compensation cost at the forgiveness date in the amount of the forgiven loan. Therefore, $80,667 was charged to compensation cost on each December 31, 2013, 2014, and 2015.

See accompanying Independent Auditor’s Report

66

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

The Company also approved the issuance of $70,000 of loans to this officer. This note has not been drawn upon through December 31, 2016.

NOTE 9: LEASE OBLIGATIONS

Effective December 2013, the Company entered into a lease agreement for warehouse space. The lease term commenced December 1, 2013 and expires after 39 months, on February 28, 2017. Monthly lease obligations under the agreement are base rent starting at $8,617 per month plus operating costs estimated at $2,439, but subject to actual expenses. The base rent is contractually escalated to $8,876 per month beginning December 1, 2014 and to $9,142 per month beginning December 1, 2015. A $17,234 deposit was paid at the commencement of the lease. The lease agreement provides for a three-month rent and operating expense credit for the months January through March of 2014, where a total of $33,168 of rent was credited by the lessor to the Company for these months. In the event of a default on the lease terms, this credit is contractually payable back to the lessor in the full amount.

The Company ceased using the warehouse space in August 2014, and entered into a lease agreement with a sub-lessor at a rate of $11,056 per month. The 30-month lease term commenced September 2014 and expires in February 2017. The income from the sublease is recorded to Other Income on the Statements of Operations.

The Company has entered into a lease agreement on office space effective March 1, 2014. The lease calls for monthly rent payments of $5,000 commencing March 1, 2014 on a month-to-month basis.

The following are the minimum future lease obligations on the Company’s lease agreements are $23,162 which are obliged for 2017.

Total rent expense for the years ended December 31, 2016 and 2015 was $190,723 and $184,717, offset by non-operating rental income of $145,087 and $139,731, all respectively.

NOTE 10: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations.

NOTE 11: RECENT ACCOUNTING PRONOUNCEMENTS

In July 2015, the FASB issued ASU 2015-11, “Simplifying the Measurement of Inventory,” which requires entities to compare the cost of inventory to only one measure, its net realizable value, and not the three measures required by Topic 330. This ASU is effective for fiscal reporting periods beginning after December 15, 2016, but earlier application is permitted. The Company has elected to early adopt the ASU and has applied the provisions of the ASU to the financial statements for the years ended December 31, 2016 and 2015.

See accompanying Independent Auditor’s Report

67

DENIM.LA, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2016 and 2015 and for the years then ended

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 12: SUBSEQUENT EVENTS

2017 Debt Issuance

In March 2017, the Company entered into a senior credit agreement with an outside lender for up to $4,000,000, dependent upon the achievement of certain milestones. The initial close amount is a minimum of $1,345,000. The loan bears interest at 12.5% per annum, compounded monthly, plus fees. A 5% closing fee is due upon each closing, plus legal and accounting fees of up to $40,000. The loan requires monthly payments of interest commencing March 31, 2017, and a balloon payment for the full principal amount at maturity in March 2020. Prepayments are allowed, subject to various provisions, including a minimum payment amount of $250,000. Repayment is accelerated upon a change in control, as defined in the agreement. The loan is senior to all other debts and obligations of the Company and is collateralized by all assets of the Company.

The lender is also to be granted warrants to purchase common stock representing 1% of the fully diluted capitalization of the Company for each $1,000,000 of principal loaned under the agreement, prorated based on actual funding. The exercise price of such warrants is to be $0.16 per share.

From the related proceeds, the Company paid off its previously outstanding business loan.

Series A Preferred Stock Closings

In 2017, the Company closed an additional 1,196,616 shares of Series A Preferred Stock at $0.48 per share, providing net proceeds of $530,698.

Warrant Issuance

In 2017, the Company issued a warrant in conjunction with a service agreement. The warrant is exercisable into 3,600,000 shares of common stock at an exercise price of $0.16 per share. The warrant expires in June 2021. The warrant vested 1/3 at issuance, then vests at a rate of 1/36 per month at each monthly anniversary commencing June 7, 2016, subject to continuous service with the Company.

Management’s Evaluation

Management has evaluated subsequent events through April 26, 2017, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

68

INDEX TO EXHIBITS

Exhibit 1	Placement Agreement with SI Securities LLC

Exhibit 2.1	Amended and Restated Certificate of Incorporation

Exhibit 2.2	Bylaws(1)

Exhibit 3.1	Amended and Restated Investors’ Rights Agreement

Exhibit 3.2	Amended and Restated Right of First Refusal and Co-Sale Agreement

Exhibit 3.3	Amended and Restated Voting Agreement

Exhibit 4.1	Form of Subscription Agreement

Exhibit 4.2	Joinder Agreement to Investment Management Agreement

Exhibit 4.3	Investment Management Agreement with SI Securities LLC

Exhibit 6.1	Payment Processing Agreement with Banctek Solutions(2)

Exhibit 6.2	Employment Agreement with Mark Lynn(3)

Exhibit 6.3	Employment Agreement with Corey Epstein(4)

Exhibit 6.4	Updated Employment Agreement with Corey Epstein(5)

Exhibit 6.5	Employment Agreement with Kevin Morris(6)

Exhibit 6.6	Employment Agreement with Conrad Steenberg(7)

Exhibit 6.7	Promissory Note of Mark Lynn(8)

Exhibit 6.8	Promissory Note of Corey Epstein(9)

Exhibit 6.9	Lease Agreement with Beverly Blvd Associates, L.P.(10)

Exhibit 6.10	Promissory Note of Mark Lynn(11)

Exhibit 8	Escrow Agreement with [Agent]

Exhibit 11	Consent of Artesian CPA

Exhibit 12	Opinion as to validity of securities

Exhibit 13	Testing the waters materials

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(1) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex2-2.htm.

(2) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-1.htm.

(3) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-2.htm.

(4) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-3.htm.

(5) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-4.htm.

(6) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-5.htm.

(7) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416089831/v434925_ex6-6.htm.

70

(8) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-7.htm.

(9) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-8.htm.

(10) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-9.htm.

(11) Filed as an exhibit to the Denim.LA, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-10535) and incorporated herein by reference. Available at, https://www.sec.gov/Archives/edgar/data/1668010/000114420416107689/v441954_ex6-10.htm.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on July 20, 2017.

Denim.LA, Inc.

By	/s/ Mark T. Lynn

Mark T. Lynn, Chief Executive Officer of
Denim.LA, Inc.

This Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Mark T. Lynn

Mark T. Lynn, Co-Chief Executive Officer, Director

Date:     July 20, 2017

/s/ Corey Epstein

Corey Epstein, Co-Chief Executive Officer, Director

Date:     July 20, 2017

/s/ Kevin Morris

Kevin Morris, Chief Operating Officer, Chief Financial Officer, Chief Accounting Officer

Date:     July 20, 2017

/s/ Trevor Pettennude

Trevor Pettennude, Director

Date:     July 20, 2017

/s/ John Tomich

John Tomich, Director

Date:     July 20, 2017

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